   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1995


                                                       REGISTRATION NO. 33-76286
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                 POST-EFFECTIVE

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               MPSI SYSTEMS INC.

             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      7389
                          (Primary standard industrial
                          classification code number)
                                   73-1064024
                                (I.R.S. Employer
                              Identification No.)

                           8282 SOUTH MEMORIAL DRIVE
                             TULSA, OKLAHOMA 74133
                                 (918) 250-9611

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                             ---------------------

                                   COPIES TO:

             RONALD G. HARPER                               STEPHEN W. RAY
        8282 SOUTH MEMORIAL DRIVE                   HALL, ESTILL, HARDWICK, GABLE,
          TULSA, OKLAHOMA 74133                         GOLDEN & NELSON, P.C.
              (918) 250-9611                       320 SOUTH BOSTON AVE., SUITE 400
            (Name, address and                        TULSA, OKLAHOMA 74103-3708
             telephone number                               (918) 594-0400
          of agent for service)

                             ---------------------

     This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               MPSI SYSTEMS INC.

     CROSS-REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501 OF REGULATION S-K

ITEM NO.                                                             PROSPECTUS HEADING
--------                                                    ------------------------------------
    1.       Forepart of the Registration Statement and
             Outside Front Cover Page of Prospectus.......  Facing Sheet; Outside Front Cover
                                                            Page
    2.       Inside Front and Outside Back Cover Pages of
             Prospectus...................................  Inside Front and Outside Back Cover
                                                            Pages; Available Information
    3.       Summary Information, Risk Factors and Ratio
             of Earnings to Fixed Charges.................  Outside Front Cover Page; Prospectus
                                                            Summary; The Company; Risk Factors
    4.       Use of Proceeds..............................  Use of Proceeds
    5.       Determination of Offering Price..............  Plan of Distribution
    6.       Dilution.....................................  Not Applicable
    7.       Selling Security Holders.....................  Recapitalization Transaction; Plan
                                                            of Distribution
    8.       Plan of Distribution.........................  Outside Front Cover Page; Plan of
                                                            Distribution
    9.       Description of Securities to be Registered...  Outside Front Cover Page; Prospectus
                                                            Summary; Recapitalization
                                                            Transaction; Description of Capital
                                                            Stock; Stock Ownership of Certain
                                                            Beneficial Owners and Management
   10.       Interests of Named Experts and Counsel.......  Legal Matters; Experts
   11.       Information with Respect to the Registrant...  Outside Front Cover Page; Prospectus
                                                            Summary; The Company; Risk Factors;
                                                            Recapitalization Transaction; Plan
                                                            of Distribution; Description of
                                                            Capital Stock; Business; Market
                                                            Information for MPSI Common Stock;
                                                            Selected Financial Data;
                                                            Management's Discussion and Analysis
                                                            of Financial Condition and Results
                                                            of Operations; Directors and
                                                            Executive Officers of MPSI; Stock
                                                            Ownership of Certain Beneficial
                                                            Owners and Management; Executive
                                                            Compensation; Certain Transactions;
                                                            Financial Statements
   12.       Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities..................................  Indemnification

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


AMENDED PROSPECTUS



                                         1,780,436 SHARES
                                        MPSI SYSTEMS INC.
LOGO                                       COMMON STOCK
                                        (PAR VALUE $0.05)



     All of the shares of $0.05 par value Common Stock ("Common Stock") offered hereby are being sold for the account of certain security holders ("Selling Stockholders") of MPSI Systems Inc. ("MPSI" or the "Company"). The Company will not receive any proceeds from this offering. The Company's President owns or controls approximately 43% of the outstanding Common Stock.


     SEE "RISK FACTORS" FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                                          UNDERWRITING
                                                            DISCOUNTS         PROCEEDS TO THE
                                   PRICES TO PUBLIC    AND COMMISSIONS(2)       COMPANY(3)
------------------------------------------------------------------------------------------------
                                      Prevailing
Per Share........................    Market Value(1)     Not Applicable       Not Applicable
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------



(1) The shares will be sold at prevailing prices from time to time by the Selling Stockholders. See "Plan of Distribution." The Common Stock of the Company is traded on the NASDAQ SmallCap Market(TM) under the symbol "MPSI". On November 30, 1995, the per share bid and offer quotations for the Common Stock were $4.75 and $6.25, respectively. See "Market Information for MPSI Common Stock."


(2) There is no underwriter with respect to this offering and each Selling Stockholder will be determining the timing of sales of shares made pursuant hereto. Broker-Dealers acting as agents for Selling Stockholders in effecting sales hereunder will realize usual and customary brokerage commissions.


(3) The Company will realize no proceeds from this offering. The expenses of this offering, estimated to be approximately $202,000, inclusive of the registration fee for the shares, are being paid by the Company.


     It is anticipated that the Selling Stockholders may from time to time sell all or a part of the shares of Common Stock covered by this Amended Prospectus ("Prospectus") in ordinary brokerage or principal transactions at prices prevailing at the time of sale. Upon any sale of the shares of Common Stock offered hereby, Selling Stockholders, brokers executing sales orders on their behalf and dealers to whom such persons or entities may sell such shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act").

     BROKER-DEALERS EFFECTING SALES OF SHARES OF COMMON STOCK PURSUANT TO THIS PROSPECTUS SHOULD CAREFULLY REVIEW THE RESTRICTIONS ON THE USE HEREOF AND THE MANNER OF SELLING AS DESCRIBED IN "PLAN OF DISTRIBUTION."

                             ---------------------

            The date of this Amended Prospectus is                .

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


     The Company's Common Stock is traded on The NASDAQ SmallCap Market(TM). Reports and other information pertaining to the Company may be inspected at the NASD Public Reference Room located at 1735 K Street, N.W., Washington, D.C.



     The Company has filed with the Commission a Registration Statement on Form S-1 under the Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Public Reference Section of the Commission at prescribed rates.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and the Consolidated Financial Statements, including notes, appearing elsewhere in this Prospectus.

THE COMPANY


     The Company develops and markets proprietary computer applications software and related geographically specific information data bases used by petroleum companies and other multi-outlet retailers for strategic planning in specified geographic market areas. Together, this software and the related data bases construct a mathematical model of a retail market, allowing the Company's clients to anticipate changes in both the supply and demand variables of that market in order to forecast profitability of retail outlets. Clients use the Company's retail planning software and related services to forecast the sales volumes and, ultimately, the profitability of retail site locations, to make decisions relating to site selection, divestiture and remodeling, and to evaluate competitive strategies, such as pricing, use of credit cards and product line expansion. To date the primary users of the Company's services have been major petroleum companies with extensive worldwide retail networks. Most of the Company's revenues are derived from clients who have entered into multi-year software license agreements and who subsequently purchase related market data bases. The Company also provides consulting services and informational services, such as consumer and other research, data base management of geographic and tabular data files and retail outlet surveys. See "Business."


     The Company was previously named "The MPSI Group Inc." On October 24, 1983, its name was changed to "MPSI Systems Inc." The Company's principal executive offices are located at 8282 South Memorial Drive, Tulsa, Oklahoma 74133 and its telephone number is (918) 250-9611. As used in this Prospectus, the terms "Company" and "MPSI" mean MPSI Systems Inc. and each of its subsidiaries and predecessors unless the context indicates otherwise.

THE OFFERING


     This Prospectus relates to 1,780,436 shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders who acquired such shares in a private placement and recapitalization of the Company which closed on September 29, 1993. See "Recapitalization Transaction." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Plan of Distribution." In addition to other information in this Prospectus, prospective investors should carefully consider matters discussed under "Risk Factors" before making an investment.


                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  1995        1994        1993        1992         1991
                                                                 -------     -------     -------     -------     --------
OPERATING DATA:
  Revenues.....................................................  $23,437     $19,872     $19,524     $25,313     $ 31,966
  Income (loss) from continuing operations.....................    2,029       1,956        (939)     (5,567)      (6,014)
  Net income (loss)............................................    2,029       1,474       1,560      (5,581)     (13,311)
  Income (loss) per share from continuing operations...........      .72         .71        (.94)      (6.53)       (7.11)
  Net income (loss) per share..................................      .72         .53        1.56       (6.54)      (15.73)
BALANCE SHEET DATA:
  Total assets.................................................  $12,924     $ 9,734     $10,040     $14,861     $ 22,849
  Long-term debt...............................................       --          --          --       2,620           --
  Noncurrent deferred revenue..................................    1,961       1,068       1,453       2,602        4,054
  Other noncurrent liabilities.................................      220         349         252       2,429        2,691



     Operating data prior to fiscal year 1994 has been restated giving effect to discontinued operations of the Retail Systems, Inc. ("RSI") subsidiary. See Note 2 to Consolidated Financial Statements. All share and per share data for all periods presented reflect the reverse stock split which occurred on November 18, 1993 as described in "Recapitalization Transaction."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers should carefully consider the following risk factors relating to the Company and its Common Stock before making an investment.

HISTORY OF LOSSES


     The Company experienced losses from continuing operations in three of its five most recent fiscal years of $.9 million, $5.6 million, and $6.0 million, for the fiscal years ending September 30, 1993, 1992 and 1991. Although for the fiscal years ended September 30, 1995 and 1994 the Company reported net income, there can be no assurance that the Company will not suffer losses again in the future.


ABSENCE OF A PUBLIC MARKET


     Although the shares will be registered and freely tradeable in the public market, there may not be a ready market for the shares. The Company's Common Stock was listed on the NASDAQ Small Cap Market(TM) effective September 26, 1995 but the trading volume is low.


COMMON STOCK RESTRICTIONS LIMITING TAKEOVER POTENTIAL


     The President of the Company, Ronald G. Harper, owns or controls approximately 43% of the Company's outstanding stock. An additional 46% is owned by five participants in the 1993 recapitalization transaction. As discussed below, each of these six stockholders has agreed to stock distribution and resale restrictions for three years ending September 29, 1996, which restrictions were designed to protect the Company's net operating loss carryforwards for federal income taxes. A "super majority" requirement of 61% stockholder approval was also entered into in the recapitalization for extraordinary corporate transactions such as mergers and sales of all or substantially all MPSI assets. Such restrictions may have the effect of precluding any interest in an acquisition of the Common Stock through a takeover, which could suppress stock value. Concentration of ownership in so few a number of stockholders could also result in such owners' interests not being aligned with the interests of the smaller stockholders in areas of corporate operations and governance. Among other matters, these stockholders will control the outcome of all elections of directors.


OTHER ANTI-TAKEOVER MATTERS

     The Company's Certificate of Incorporation and Bylaws contain provisions which may discourage certain types of transactions involving an actual or threatened change of control of the Company that a stockholder might consider to be in the stockholder's best interest, including provisions that: (i) permit the Company's Board of Directors, without stockholder approval, to issue Preferred Stock and Junior Common Stock and, at the time of issuance, to fix the designations, rights, preferences and limitations of such stock, which could include dilution of voting power of the Common Stock offered hereby, and (ii) provide for removal of directors only with cause and upon vote of a majority of the voting stock of the Company. In addition, as a corporation organized under the laws of the State of Delaware, the Company is subject to Delaware laws restricting certain business combinations absent "super majority" approvals by noninterested stockholders, among other restrictions. The existence or threat of implementation of one or more of these anti-takeover mechanisms could have an adverse impact on the market price of the Common Stock. See "Description of Capital Stock -- Certain Effects of Authorized but Unissued Stock," "-- Certificate of Incorporation and Bylaws" and "-- Delaware Takeover Statute."

SHARES ELIGIBLE FOR RESALE


     There are approximately 2,752,000 total shares of Common Stock outstanding as of the date of this Prospectus. Of these shares, 1,780,436 are covered by this Prospectus, meaning 65% is available for sale in the public market under this Prospectus. All 2,752,000 shares are eligible for immediate sale in the public market, except that affiliates of the Company may generally sell their shares not covered by this Prospectus in the public market only in compliance with the restrictions contained in Rule 144 adopted by the Commission pursuant to the 1933 Act. Accordingly, no assurance can be given that the eligibility of such number of shares for sale will not have an adverse impact on the market price of the Common Stock. Sales of substantial amounts of Common Stock of the Company in the public market pursuant to and subsequent to this offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


     The Commission adopted Rule 144A on April 19, 1990, which, under certain circumstances, permits qualified institutional buyers, as defined in the rule, to more easily acquire and sell "restricted securities." The Company is unable to predict the effect Rule 144A will have on the prevailing market price of the Common Stock, although it could contribute to the potential for a high volume of selling activity and the probable attendant suppression of market price occurring in connection therewith.


MARKET OVERHANG


     Because the sales pursuant to this Prospectus will not be effected through an underwriter, there will be a substantial number of shares available for sale on the market at one time without any control over the timing or volume of sales by the Company or any third party. The Company cannot foresee the impact of such potential sales on the market, but it is possible that if attempts are being made to sell a significant percentage of such available shares within a short period of time, the effect on the market may be negative. It is also doubtful whether or not the market for the Common Stock could absorb such a large number of shares in a short period of time, regardless of the price at which the same might be offered. Even if a substantial number of sales are not effected within a short period of time, the mere existence of this "market overhang" could have a negative effect on the market for the Common Stock and the Company's future ability to conduct any equity financing. The effect of the market overhang may become more acute after September 29, 1996 when resale restrictions presently applicable to the Principal Investors expire. See Recapitalization Transaction.


POTENTIAL LOSS OF MPSI TAX BENEFITS


     As discussed more fully in Note 7 to the Consolidated Financial Statements, the Company retains certain carryforwards for tax purposes in the United States. The large amount of Common Stock offered by this Prospectus, while originally issued to recapitalize the Company, potentially has at least one negative consequence. Under United States income tax laws, these tax credit carryforwards are only preserved and available to corporations without limitation so long as no significant shifts in ownership occur. Considering the stock placed in the recapitalization, if prior to September 29, 1996 pre-recapitalization shareholders sell an additional 3% of the total outstanding equity ownership of the Company, or if the Company within said period issues a comparable amount of new stock, utilization of the then remaining tax credit carryforwards will be limited and perhaps ultimately lost. The six principal stockholders participating in the recapitalization agreed upon disposition restrictions for a three year term designed to limit the possibility of losing this tax benefit. While these principal investors in the recapitalization did agree to the restrictions, not all investors did so, and there is no restriction precluding the Company's other pre-recapitalization stockholders from selling. Consequently, current U.S. tax credit carryforwards of approximately $689,000 are at risk. Loss of this potentially valuable tax benefit would result in the Company's exposure to significant income tax liability which is avoidable if the carryforwards are preserved. No prediction can be made as to the effect on the market price for the Common Stock in the event these carryforwards are limited or lost.


REVENUE CONCENTRATION


     The Company is dependent on the petroleum industry for substantially all of its revenues. Four individual petroleum industry customers have accounted for gross MPSI revenues in excess of 10% of consolidated revenues in at least one of the three years 1995, 1994 and 1993 as follows (in millions of dollars):



                                                  1995               1994               1993
                                             --------------     --------------     --------------
                                             AMOUNT      %      AMOUNT      %      AMOUNT      %
                                             ------     ---     ------     ---     ------     ---
    Exxon/Esso/Imperial....................   $4.4       19      $3.8       19      $3.2       16
    Texaco.................................   $ .6        3      $2.2       11      $2.4       13
    Shell..................................   $2.8       12      $2.1       11      $2.1       11
    Amoco..................................   $2.5       11      $1.4        7      $ .2        1

     The Company would be adversely affected if several petroleum industry clients curtailed their usage of MPSI products.

FOREIGN OPERATIONS


     Substantial portions of the Company's sales are to foreign affiliates of multi-national oil companies and such sales are denominated primarily in either Singapore Dollars or British Pounds. Additionally, the Company has entered into multi-year market study commitments with some of those foreign clients. The studies are generally produced in the United States. These business activities expose the Company to risks associated with changes in the value of the foreign currencies in which the sales prices are denominated. The Company recorded transaction gains (losses) of $638,000, $8,000, and $(33,000) in fiscal years 1995, 1994, and 1993, respectively. In those economies which are hyper-inflationary, the Company's practice is to reduce the related currency risk, when possible, by structuring such transactions so that a substantial portion of the sale price is payable in U.S. dollars and a relatively smaller portion is payable in the client's local currency.



     The Company continually monitors applicable changes in regulatory requirements, tax laws and intellectual property laws in the various countries where it does business. As many of such laws are patterned after United States or United Kingdom laws, compliance generally does not place an abnormal burden on the Company, although certain costs are attached to compliance. The intellectual property laws of certain countries do not provide the same protection as do laws of the United States. The Company relies on its confidentiality agreements with clients as additional product protection in such instances. The Company is unaware of any breach in product security since its inception.



     There is a risk that adverse changes in regulatory, tax, trade or intellectual property laws might affect the Company's foreign operations. However, the countries in which the Company operates have exhibited relatively stable economic, legal and taxation environments. In many instances, treaties have been negotiated by the United States governing taxation and intellectual property further reducing exposure to adverse changes. The Company has not experienced any significant negative impact on its business as a result of the risks noted above. Considering the countries in which the Company conducts foreign operations and the level of investment in those countries, management does not expect any material adverse consequences to its business as a result of these risks.


WORKING CAPITAL AND LIQUIDITY


     At September 30, 1995 and 1994, the Company's balance sheets reflected working capital (current assets less current liabilities) of $1,948,000 and $(5,000), respectively. The Company's clients have traditionally provided working capital through advance payments for market studies and software licenses resulting in recognition of deferred revenues. Although reflected in part as current liabilities, these deferred revenues do not require a commensurate cash outlay due to inherent profit components. Management expects the Company to meet its obligations as they mature from operating cash flows and an available bank line of credit.


     As discussed more fully under "Recapitalization Transaction," the Company completed a recapitalization transaction on September 29, 1993 which, among other things, resulted in elimination of the Company's debt (excluding normal trade payables and accrued operating liabilities) and, together with fiscal 1993 net income, increased stockholders' equity to a positive balance. Although the transaction provided only nominal proceeds over and above proceeds applied to debt reduction, cash flows of approximately $130,000 per month, which would have otherwise been required for debt service, have been available for other purposes.


     Approximately 46% of the Company's consolidated assets at September 30, 1995 are represented by unbilled receivables derived from two principal sources:


     - Included in trade receivables are unbilled receivables which represent market study revenues recognized under the percentage-of-completion method in excess of amounts billed. These unbilled amounts will generally be billable within 12 months upon completion of the respective studies. No significant collection difficulties are anticipated.

     - Long-term receivables, including the current portion thereof, are related to noncancelable software license agreements which generally encompass a five-year term. When collection is probable, licensing revenue is recognized at the later of contract execution or software delivery (the portion of such contracts related to service and maintenance is deferred and recognized ratably or as earned over the contract term). Since the agreements allow annual payments by the client, the unbilled balance of some contracts is as much as four years' future billings. The Company's typical clients for these license agreements are large corporations in the petroleum industry which have significant financial resources. The Company has historically experienced virtually no bad debt expense related to software licenses and, accordingly, considers collection of the contract amounts to be probable (although the "collectibility" is regularly evaluated on a contract-by-contract basis).

MARKET FACTORS


     Economic conditions throughout the world have varying degrees of impact on the Company's products. For example, oil prices, unsettled economic conditions and retail consolidation efforts in the petroleum industry worldwide continued to affect the Company's volume of new business in fiscal year 1995. The Company is unable to predict the extent to which the continuance of current conditions in the petroleum industry will affect its business. However, the Company's software and services are intended for use by its clients to promote the efficiency of their operations, including the divestiture of uneconomical outlets as well as the selective acquisition of additional retail sites, and therefore should have appeal even in adverse economic times.


     The Company's operating cycle and cash flow are driven principally by the timing of client orders for market studies. Many North American petroleum clients budget on a calendar year basis, while many European and Pacific Rim clients operate on March 31 fiscal periods. Consequently, MPSI generally receives a concentration of orders in December through February and May through June. The timing of market study production and the resulting revenues are subject to a degree of fluctuation. Quarterly revenues can also be impacted by the timing of software license agreements. Accordingly, management believes that quarterly results may not be indicative of results for full fiscal years.

     Although the Company believes that it is a leader in comprehensive applications software and data base systems for multi-outlet retailers, there has recently been a worldwide trend toward product development of this type. The Company realizes this competition lies in two areas: first, in the market research staffs of petroleum companies and in potential customers who develop and manage their own software and data; and second, in consulting and research companies which compete primarily for portions of the Company's business. See "Business -- Competition."

                          RECAPITALIZATION TRANSACTION

     Effective September 29, 1993, the Company completed a series of transactions as part of a broad equity recapitalization plan. The recapitalization was the culmination of the Company's own substantial restructuring efforts which had taken place over the previous three fiscal years. The equity recapitalization plan involved not only injection of cash, but a conversion of significant debt to stock. All the Common Stock offered hereby was originally issued in connection with the recapitalization plan. The number of shares discussed below, as well as the prices involved, were accurate as of the time the transactions were accomplished. However and as further discussed below, subsequent to the recapitalization, the Company completed a one-for-ten reverse stock split which had the effect of proportionately altering the number of shares and price information below. (See Note 11 to Consolidated Financial Statements for a discussion on a post-split basis.)


     To facilitate the plan, the Company issued 7,835,552 shares of Common Stock in a private placement to 16 investors at a price of $0.225 per share, resulting in aggregate cash proceeds to the Company of $1,763,000. Of these subscriptions, 12 investors purchased Common Stock for an aggregate price of $121,000. Two other investors, Sanford Orkin and The Robertson Stephens Orphan Fund, purchased 2,222,222 shares for $500,000 and 1,828,889 shares for $412,000, respectively.
The two remaining purchasers, John C. Bumgarner, Jr. and Joseph C. McNay, who are also directors of the Company, each purchased 1,622,222 shares of Common

Stock for an investment by each of $365,000. Mr. Bumgarner and Mr. McNay also each acquired six shares of the Company's Convertible Preferred Stock, Series 1993 ("Preferred Stock"), in a private placement for a total price of $135,000 each, meaning both Mr. Bumgarner and Mr. McNay invested an aggregate of $500,000 cash.

     As noted above, in addition to cash subscriptions, certain investors converted debt to equity. Bank of Oklahoma, N.A., applied $1,000,000 of indebtedness due it towards purchase of 2,857,143 shares of the Common Stock, an exchange rate of $0.35 per share. Ronald G. Harper, the Company's Chairman and Chief Executive Officer, converted $1,350,000 in indebtedness owed to him by the Company to 60 shares of the Preferred Stock at the same rate as the other "cash" investors of $0.225 per common equivalent share. The exchange rate for the Bank of Oklahoma shares was negotiated at a rate higher than other investors because it received a substantially higher cash settlement of its debt compared with Mr. Harper.


     The Preferred Stock had been previously authorized by the Company's shareholders, but the Board of Directors established its relative rights and privileges upon issuance in this transaction. The 72 shares of Preferred Stock issued were convertible into the equivalent of 7,200,000 shares of Common Stock, for a ratio of 100,000 to 1. The Preferred Stockholders possessed the equivalent voting power to that of holders of 7,200,000 shares of Common Stock, or 26.4% of the voting power in the Company at that time. The agreements pursuant to which the Preferred Stock was issued provided that one day after effectiveness of the reverse stock split, described below, such shares would automatically convert to 720,000 shares of Common Stock, consistent with a one-for-ten reverse stock split.


     Of the total $2,033,000 in cash proceeds from the transaction, $1,725,000 was paid to Bank of Oklahoma, N.A., to discharge the remaining balance of the Company's indebtedness to such bank. A total of $150,000 was used to satisfy the remaining portion of an original $1,500,000 Company debt to Ronald G. Harper and family, a substantial portion of which was converted to equity, as set forth above. Remaining cash proceeds of approximately $158,000 were used to pay transaction costs associated with the private placements of stock, entering into related agreements and for general working capital purposes.

     The Company made several agreements in connection with the private placements. Among others, the principal investors, being John C. Bumgarner, Jr., Ronald G. Harper, Joseph C. McNay, Sanford Orkin, The Robertson Stephens Orphan Fund and Bank of Oklahoma, N.A. (collectively, the "Principal Investors"), required the Company grant them certain registration rights for the restricted securities received in the private placement. Specifically, upon request of not less than 30% of the Common Stock subject to the agreements, and so long as 10% of all Company Common Stock would be represented, the Principal Investors have the right to demand the Company file and make effective with the Commission up to two registration statements for their shares. In addition, should the Company ever decide to file a registration statement for its own account or for the benefit of stockholders other than the Principal Investors, the Principal Investors nevertheless may elect to have their securities included in such other registration statements collectively on up to two occasions, subject to reduction upon determination of unfavorable market conditions by the underwriter. Selling Stockholders, other than the Principal Investors, were also accorded registration rights to be exercised at the same time and on the same terms as those applicable to the Principal Investors, except that these Stockholders were not extended any "demand" registration rights. In all such registrations, the Company agreed to pay all expenses of registration for the securities. The registration agreements also provide for the reciprocal indemnities for violations of securities laws by either the Company or the Principal Investors in connection with any public registration. All registration rights extended in the recapitalization expire on September 29, 1998.

     Pursuant to a written notice received by the Company dated February 28, 1994, Principal Investors with a requisite ownership made demand upon the Company to register their shares. Based upon such demand, the Company proceeded in the registration process with the Commission and the various state securities regulatory authorities. This Prospectus evidences effectiveness of registration of such shares with the Commission. Accordingly, as a result of this registration, only one further "demand" registration may be made by the Principal Investors.

     Other miscellaneous agreements were also reached in connection with the private placement. The Selling Stockholders are entitled to price protection assuring that for a period of three years, the Company does not issue Common Stock at a value of less than $0.225 per share (except for issuance to employee benefit or incentive plans and except 100,000 shares may be issued free of the restriction) or they will be permitted to receive additional shares without cost as if they had purchased at the lower price or prices. Further, the Principal Investors agreed upon a disposition procedure for a three-year term designed to attempt to protect the Company's net operating loss carryforward for federal income taxes. See "Risk Factors -- Potential Loss of MPSI Tax Benefits." The Principal Investors have among themselves also agreed to certain co-sale rights should any of them wish to sell their shares. Specifically, if 11% or more of the outstanding shares of Common Stock have been sold by a Principal Investor outside such group during any six-month period (other than as a result of a public offering, such as is being conducted pursuant to this Prospectus, or in a Rule 144 transaction), then thereafter any such further sales by the selling member may only be consummated on the condition that each Principal Investor may also participate in the further sale or sales if they so wish on a pro rata basis. Considering the relative amount of holdings, this limitation applies only to Ronald G. Harper and an affiliate. All such agreements have a three-year term.


     A part of the Principal Investors' agreements also assures that the existing Board of Directors shall remain in office until the third anniversary of the recapitalization, and that during such period the membership of the audit, compensation and nominating committees of the Board will be composed of their current members as described under "Directors and Executive Officers of MPSI." Other agreements reached provide for regular financial and budgetary reporting to the Board of Directors, together with limitations upon authority of the officers to incur general working capital indebtedness in excess of $100,000 on behalf of the Company without prior Board approval. Another voting agreement entered into by the Principal Investors requires 61% or greater approval of the Common Stock for the Company to merge, consolidate, or enter into a transaction to sell or lease all or substantially all of its assets, or to issue additional shares of equity except to employment benefit or incentive plans. Lastly, John
C. Bumgarner, Jr. and Joseph C. McNay each have the separate right to advance the nomination of another individual for a director's position, so long as each owns at least 5% of the outstanding Common Stock, and the Principal Investors have contractually agreed to vote their shares in support of any such nomination. The current relative holdings of the Principal Investors assure that any nominee of Mr. Bumgarner or Mr. McNay will be approved, although they have not yet exercised such right. All agreements reached by the Principal Investors with the Company have a three-year term except as noted above for the registration rights, which extend five years from the closing date of the equity recapitalization plan.


     The Preferred Stock was issued in the recapitalization plan only as a temporary investment vehicle to facilitate completion of the plan. It was utilized because, until a reverse stock split could be accomplished, the Company did not have sufficient authorized Common Stock to complete the transaction.

     On November 16, 1993, stockholders, representing 78% of the combined voting power in the Company, approved a reverse stock split effective November 18, 1993. Holders of Common Stock outstanding at the effective date ("Old Stock") received one share of Common Stock ("New Stock") for each ten shares of Old Stock surrendered. The Company is paying cash for the fractional shares. On the effective date of the reverse stock split, the Preferred Stock automatically converted to New Stock at the rate of 10,000 common shares for each preferred share. After the conversions and reverse split, there were 2,704,735 shares of Common Stock outstanding and no outstanding Preferred Stock.


     The number of shares of Common Stock will be adjusted downward as the result of fractional shares from the reverse stock split being eliminated by cash payment. At September 30, 1995, the Company has paid cash in lieu of 35 fractional shares.



                                USE OF PROCEEDS


     All of the proceeds from the sales of the shares offered hereby will be received by the Selling Stockholders. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the shares of Common Stock.

                              PLAN OF DISTRIBUTION

RESTRICTIONS ON USE OF PROSPECTUS

     This Prospectus may only be used in accordance with and sales of Common Stock effected hereunder only in compliance with the following:

          1. A Selling Stockholder may only sell or place for sale any shares of Common Stock with broker-dealers registered as such with the National Association of Securities Dealers, Inc. ("NASD") who are in good standing with such organization. In connection with any such sales, the Selling Stockholder shall deliver to the broker all necessary information to allow the broker to comply with the prospectus delivery and other requirements of applicable law in connection with any such sale. The agreement with the Selling Stockholder's selling agent must contain all usual and customary provisions including, without limitation, the obligation to (i) comply with all applicable rules of the NASD, (ii) provide no additional information and make no representations other than those contained in the Prospectus,
     (iii) comply with applicable rules and regulations, and (iv) otherwise comply with the requirements for the use of the Prospectus and the sale of Common Stock thereunder imposed hereby and by applicable law.

          2. No information or offering materials other than the Prospectus, as it may be amended or supplemented, may be used by a Selling Stockholder or broker-dealer in effecting sales hereunder.

          3. As the Registration Statement will be maintained effective by the Company for an undetermined period of time, it will be necessary for the Company to supplement and amend the Registration Statement and the Prospectus from time to time. Upon notice from the Company that any such supplement or amendment is necessary, a Selling Stockholder shall cease any effort to sell any shares of Common Stock offered for sale pursuant to the Registration Statement, and shall cause any selling agent to cease all sales efforts, and will not so sell any such shares of Common Stock until he has received the supplemental or amended prospectus and delivered a copy of the same to any prospective purchaser or broker effecting any such sale, as required by law.

          4. The Selling Stockholder will bear all commissions, transfer taxes, fees and disbursements of counsel, if any, and all other expenses directly related to his or her sale of Common Stock hereunder.

          5. No broker-dealer selling shares of Common Stock hereunder shall be compensated at other than usual and customary broker rates.

          6. From and after the time any shares of Common Stock are deposited with a selling agent for sale hereunder and until the agreement with such selling agent is terminated and all certificates representing unsold shares of Common Stock are returned to the Selling Stockholder, the Selling Stockholder may not sell, make any short sale of, loan or give a lien on, grant any option for the purchase of or otherwise dispose of, such shares, without the prior written consent to the selling agent.

BENEFICIAL OWNERSHIP OF SELLING STOCKHOLDERS


     This Prospectus relates to 1,780,436 shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. On September 29, 1993, the Selling Stockholders received the shares which are being offered in this Prospectus in a private placement under Section 4 (2) of the 1933 Act, as discussed under "Recapitalization Transaction".

     Set forth below is information as of December 5, 1995, regarding the beneficial ownership of Common Stock by each Selling Stockholder: The information set forth in this table is based on a review by the Company of its stock record books at such date. The table assumes no other purchases of Common Stock by any of the Selling Stockholders.



                                                     SHARES                         COMMON SHARES
                                               BENEFICIALLY OWNED    NUMBER OF    BENEFICIALLY OWNED
                                              PRIOR TO OFFERING(1)     COMMON     AFTER OFFERING(2)
                                              --------------------     SHARES     ------------------
                    NAME                        NUMBER     PERCENT    OFFERED      NUMBER    PERCENT
--------------------------------------------  ----------   -------   ----------   --------   -------
Ronald G. Harper(3)(4)......................   1,170,072    42.52%      600,000    570,072    20.72%
Bank of Oklahoma, N.A. .....................     285,715    10.38%      285,715         --        --
The Robertson Stephens Orphan Fund..........     263,971     9.60%      182,890     81,081     2.95%
Joseph C. McNay(4)..........................     261,322     9.50%      222,222     39,100     1.42%
John C. Bumgarner, Jr.(4)...................     222,322     8.08%      222,222        100        --
Sanford Orkin...............................     222,222     8.08%      222,222         --        --
Roger A. Finn(3)............................      13,421        --          222     13,199        --
Suzanne C. Huff.............................       5,000        --        5,000         --        --
Dorothy Y. Terhune(3).......................       4,242        --          444      3,798        --
The Donald and Yvonne Harper Living Trust...      13,800        --       10,000      3,800        --
Prince P. Platner(5)........................      11,743        --        1,944      9,799        --
Shirley J. Johnson(5).......................       2,968        --          887      2,081        --
Thomas D. Gable.............................      17,778        --       17,778         --        --
Thomas F. Golden............................       4,445        --        4,445         --        --
Michael D. Cooke............................       4,445        --        4,445         --        --
                                              ----------             ----------   --------
Offering Totals.............................   2,503,466    90.98%    1,780,436    723,030    26.28%
                                              ==========             ==========   ========


---------------

(1) Unless otherwise indicated, the person named in the table has sole voting and sole investment power with respect to all Common Stock beneficially owned, subject to community property laws. Ownership percentages are presented only with respect to holdings which exceed one percent of the aggregate shares outstanding.

(2) Assumes that all of the Common Stock offered hereby is actually sold.

(3) The individual identified is an executive officer of the Company.

(4) The individual identified is a director of the Company.

(5) The individual identified is an employee of the Company.

PREVIOUS SALES


     The Registration Statement was declared effective by the Commission on July 28, 1994, and covered 1,789,270 shares of Common Stock to be offered for sale by Selling Stockholders. Since the effective date and to the date of this Amended Prospectus, 8,834 of such shares were sold. Accordingly, this Amended Prospectus offers 1,780,436 shares of Common Stock and the table above as to each Selling Stockholder reflects only the shares now offered hereunder, as reduced for any previous sales under the Registration Statement, and any Selling Stockholder who has previously sold all shares originally registered for sale under the Registration Statement is no longer reflected as a Selling Stockholder in the table.


MANNER OF DISTRIBUTION


     The Selling Stockholders may sell all or a portion of the Common Stock offered by this Prospectus from time to time (i) to the public through the NASDAQ SmallCap or in the over-the-counter market, (ii) in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, (iii) pursuant to Rule 144, if available at the time of sale, or (iv) by a combination of the foregoing methods of sale. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Selling Stockholders and any broker-dealer or other agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker-dealer or agent and profit on any resale of the Common Stock may be deemed to be underwriting commissions under the 1933 Act. Such commissions received by a broker-dealer or agent may be in excess of customary compensation.

     The Company will pay all of the costs, expenses and fees incident to the offering and sale of the shares to the public other than commissions and discounts of underwriters, broker-dealers or agents not paid by the purchasers of the shares.

     The Company has advised each of the Selling Stockholders of their obligation to comply fully with applicable securities law restrictions regarding the sale of Common Stock pursuant to this Prospectus, including the above described requirements. In addition, the Company has advised each Selling Stockholder of his or her obligation to comply fully with the anti-manipulation provisions of Rules 10b-6 and 10b-7 of the Commission adopted under the Securities Exchange Act of 1934, namely not to buy shares of Common Stock, not to solicit purchases of shares of Common Stock by others and not to engage in any stabilization transaction with respect to the price of the Common Stock to facilitate the Selling Stockholder's distribution hereunder. Each Selling Stockholder has also been advised to notify the other Selling Stockholders and the Company when such Selling Stockholder's distribution is completed.

     In effecting the sale of the shares of Common Stock offered by this Prospectus, each of the Selling Stockholders must comply with Rule 10b-6 under the Securities Exchange Act of 1934, which requires that a Selling Stockholder, as well as any person who acts in concert with such Selling Stockholder and the broker, if any, who sells the shares on behalf of such Selling Stockholder, suspend all purchases of shares of Common Stock at least nine business days prior to and during any offers and sales by such Selling Stockholder of the shares of the Common Stock offered by this Prospectus. In the case of any Selling Stockholder who is an affiliate of the Company, Rule 10b-6 also requires the Company and all persons who are in a control relationship with the Company to suspend all purchases of shares of the Company at least nine business days prior to and during any offers and sales by the affiliate Selling Stockholder of the shares of Common Stock offered by this Prospectus. The Company will require each Selling Stockholder, and his or her broker if applicable, to provide a letter that acknowledges compliance with Rule 10b-6 before authorizing the transfer of such Selling Stockholder's shares.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK


     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.10 par value, none of which is presently outstanding. The Board of Directors is authorized without any further vote or action by the stockholders to determine and alter the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms granted to or imposed upon any wholly unissued class or series of Preferred Stock, the number of shares constituting any series and the designation thereof, and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). The Company has no present plans to issue any of the Preferred Stock, but a series thereof was issued and then retired in connection with the Company's recapitalization plan.


COMMON STOCK

     The Company is authorized to issue up to 20,000,000 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held of record. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to holders of Common Stock. Upon liquidation or dissolution of the Company, subject to any prior liquidation rights of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably, subject to the rights of holders of any Junior Common Stock then outstanding to share in such assets on a basis up to but not exceeding the rights of the holders of Common Stock, the assets legally available for distribution to stockholders. The Common Stock has no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All the outstanding shares of Common Stock are fully paid and nonassessable. Effective September 26, 1995 MPSI's Common Stock began trading on The NASDAQ SmallCap Market(TM) under the trading symbol "MPSI".



     As of December 5, 1995, 2,751,595 shares of Common Stock were outstanding and were held of record by 951 stockholders. The Company has reserved 880,000 shares of Common Stock for future issuance pursuant to stock option plans.


     The Common Stock held by the Principal Investors is subject to various voting agreements entered into upon closing of the recapitalization plan. Such agreements include prescribed voting for a slate of directors and "super majority" provisions to approve extraordinary corporate transactions. For a discussion of all such agreements, see "Recapitalization Transaction" and "Stock Ownership of Certain Beneficial Owners and Management -- Voting Agreements for Common Stock."

JUNIOR COMMON STOCK


     The Company is authorized to issue up to 500,000 shares of a class of common shares designated Junior Common Stock, $.05 par value ("Junior Common Stock"), in one or more series, having such voting rights and preferences, redemption prices, sinking funds, convertibility provisions, liquidation and certain other rights and provisions as the Board of Directors, by action of a majority of disinterested directors, may fix in providing for the issuance of such stock without any vote or action by stockholders, except that holders of the Junior Common Stock shall not be entitled to receive dividends, except share dividends paid in the same ratio as share dividends paid on the Common Stock, and in no event shall the voting rights or other rights with respect to shares of Junior Common Stock be greater than the voting or other rights with respect to shares of Common Stock. Holders of Common Stock and Junior Common Stock, if any, shall vote together as a class on all matters.



     The Company has no shares of Junior Common Stock outstanding and no present plans to issue any shares of Junior Common Stock. In the event shares of Junior Common Stock are issued in the future, it is likely that they will be subordinated to the Common Stock with respect to voting rights and liquidation preferences, and may be convertible into Common Stock upon the occurrence of certain events. If and when the Board of Directors should approve the issuance of Junior Common Stock, voting rights and redemption prices, sinking funds, convertibility provisions, liquidation and certain other rights and provisions of such an issue could decrease the amount of earnings and assets available for distribution to holders of Common Stock.


STOCKHOLDER ACTION

     Pursuant to the Company's Certificate of Incorporation, with respect to any act or action to be taken by the holders of the Common Stock the affirmative vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon and represented at a meeting of the stockholders at which a quorum is present is sufficient to authorize, affirm, ratify or consent to such act or action.


     The Certificate of Incorporation provides that stockholders may take certain action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. As discussed in "Risk Factors -- Common Stock Restrictions Limiting Takeover Potential," the Principal Investors currently own or control approximately 88% of the outstanding Common Stock. Accordingly, the Principal Investors will be in a position to approve by written consent certain actions required or permitted to be taken by stockholders of the Company, including the election of directors. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


     The Company's authorized but unissued capital stock consists of 1,000,000 shares of Preferred Stock, approximately 17,248,000 shares of Common Stock and 500,000 shares of Junior Common Stock. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors was to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private offerings or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Preferred Stock into a larger number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede takeover. The issuance of shares of Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. Junior Common Stock may likewise be issued with dilutive effect on ownership, but not voting rights. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.


CERTIFICATE OF INCORPORATION AND BYLAWS

     Under Delaware law, the exclusive power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon its Board of Directors. Under the Company's Certificate of Incorporation, the Board of Directors has been granted this power. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held (x) by directors who are also officers of the corporation and (y) by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of a number of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 defines a "business combination" to include (i) any merger or consolidation involving the corporation and an interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving an interested stockholder of 10% or more of assets of the corporation, (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by an interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In addition,
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such an entity or person.

STOCKHOLDER REPORTS

     The Company will furnish to its stockholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services, Overpeck Centre, 85 Challenger Road, Ridgefield, New Jersey 07660.


                                    BUSINESS


     The operations of MPSI are confined to one business segment wherein it provides decision support products and services in the form of (1) proprietary computer software, (2) geographically specific information data bases (market studies), and (3) consulting services. These products and services are designed to meet retail business planning requirements of its clients.


     From its inception in 1970 until it became a publicly-held company in 1983, the Company's decision support services were directed primarily at planning requirements for petroleum companies and other multi-outlet retailers who were concerned with retail site selection and retail network optimization. MPSI products provided computerized models of specified retail markets which enabled its clients to predict sales volumes at proposed new retail sites, while at the same time indicating the effects of each new outlet on sales volumes at both the client's and competitors' existing outlets. During this period, the Company's operations were characterized by limited geographic diversification, centralized management, centralized market study production and significant dependence on the petroleum industry.

     With the 1983 capital infusion from its initial public offering, the operating plan of the Company expanded. In order to diversify and maintain growth, management initiated programs intended to expand the Company's geographic presence and its client mix. Such programs sought to reduce MPSI's exposure to economic factors in a particular country and to lessen the percentage of its total revenues which were attributable to the petroleum industry (while maintaining steady growth in that core business). Accordingly, during the period from 1983 to 1987, MPSI expanded its European operations and opened new offices in Singapore, Japan and Brazil. This expansion led to decentralization of management and the market study production operations. In 1986, the Company acquired Retail Systems, Inc. ("RSI"), a company headquartered in Minneapolis, Minnesota, which offered products to retail food clients that were similar to those offered by MPSI to the petroleum industry. This acquisition combined with expanded retail planning software for banks, restaurants and governmental clients, enabled MPSI to diversify its revenue portfolio such that revenues from the petroleum industry, as a percent of total revenues, dropped from 90% in 1985 to 75% in 1988. During this period, MPSI's products continued to be directed toward site selection, although enhancements such as artificial intelligence technology moved the Company's products toward operational decision support capabilities.

     In 1988 MPSI undertook significant changes aimed at accelerating the Company's revenue growth, product expansion and diversification of its customer base. MPSI reorganized its existing business unit and acquired Execucom Systems Corporation ("ESC"). The ESC acquisition resulted in (1) a more diverse family of products including financial planning and executive information systems, (2) a greater number of client industries, and (3) an expanded international presence. Although revenues from petroleum clients continued to be important to the Company, they accounted for approximately 53% of consolidated revenues in 1990 because of the dilutive effect of ESC's non-petroleum revenues. The concurrent restructuring of the MPSI business unit resulted in the realignment of managerial responsibilities to correspond with the distinct client industries it served. This realignment centralized management responsibilities such that functional units were again controlled from the United States, regardless of where the personnel might be located. Although not brought about directly as the result of the changes noted above, in 1989 management also decided that the computer workstation should replace the mainframe computer as the Company's principal product delivery and product development hardware. This action was taken in order to reduce internal operating costs associated with the mainframe, facilitate product development and communications using workstation networks and enhance product distribution.

     The period from 1988 to 1991 was characterized by significant product development. The development activities were driven by two principal needs. The MPSI unit needed new products and services which went beyond site selection to operational decision support. The ESC unit, being in a highly competitive environment, needed to regularly upgrade existing products incorporating new technology in order to retain its maintenance revenue stream. These requirements coupled with additional marketing personnel and programs contributed to a substantial increase in the Company's debt through early 1991.

     In March 1991, effective for accounting purposes at February 28, 1991, the Company sold substantially all of the net operating assets of ESC to Comshare, Incorporated. This action was necessitated because of poor performance by the ESC unit, the weakening U.S. economy, declines in MPSI revenues due to the effects of the Persian Gulf conflict and limitations on the Company's cash resources. The sale resulted in a substantial loss on disposition, but generated approximately $4.5 million of cash which was used to reduce debt.


     Concurrent with the ESC sale, management scaled back the MPSI business unit to refocus on the core petroleum industry products and clients in order to begin liquidating the remaining debt. Additionally, the Company wrote down certain capitalized software development costs previously carried in the consolidated balance sheet which related to products developed for industries that had not met profit goals. As explained more fully in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 13 to the Consolidated Financial Statements, the corporate restructuring initiated in 1991 eventually encompassed further restructuring throughout the three-year period ended September 30, 1993.



     The initial 1991 restructuring involved a 30% reduction of the work force in England, closure of the Singapore production center with termination of virtually all employees in that facility, and reduction of management personnel in the United States. Aggregate costs related to these measures were approximately $976,000. Substantially all market study production and software development activities were consolidated back into the United States. Portions of these activities had been previously performed in the Company's Singapore and England offices, in addition to the U.S. corporate headquarters.

     In spite of the cost reductions and production streamlining achieved as the result of 1991 actions discussed above, consolidated revenues continued to decline during fiscal year 1992 forcing the Company to further reduce its work force in the United States and in England at an aggregate cost of $154,000. Additionally, the Company abandoned excess office space in the U.S. at a cost of $168,000.

     Economic conditions continued to worsen for MPSI during fiscal year 1993. The Company again reduced its work force and overhead expenses throughout the fiscal year. Approximately 106 employees (30% of work force) were terminated (at a cost of $370,000) or resigned, and the Company negotiated a reduction in the space occupied by its corporate headquarters (which although it cost $88,000 to renovate retained space and restore abandoned space, resulted in future annual rental savings of more than $500,000). Further, the Company closed certain foreign sales offices and moved to less expensive office space in several satellite offices at a cost of $30,000.


     During the fourth quarter of fiscal year 1993, the Company completed a significant recapitalization transaction and eliminated its corporate debt (other than trade payables and accrued liabilities). See "Recapitalization Transaction." Among other benefits, the recapitalization allowed the Company to redirect funding from debt service to product development. During fiscal year 1994, the Company experienced increased stability in its regional petroleum industry markets as clients generally completed restructuring and focused on the retail aspects of their businesses. Although European operations continue to be sluggish, revenues in North America, South America and Pacific Rim grew approximately 35%, 31% and 15%, respectively, in fiscal year 1995. Several U.S. oil companies who have been recently inactive with MPSI placed significant market study orders in 1994 and 1995 indicating interest in MPSI's new software products which target operational and pricing decision support. Beginning in 1994 and in response to client input, MPSI committed substantial funding and development efforts toward release of a new generation of MPSI decision support products. Early versions of these products were completed for commercial release in fiscal year 1995 (see discussion of CAPS(TM), OPS(TM) and PVO(TM) software under "Product Development").



     Although the petroleum industry utilization of MPSI's products has been somewhat revitalized, the Company's retail food line of business, which was serviced by RSI, continued to sustain losses. As a result, on September 1, 1994, RSI sold all of its noncash assets to Dakota Worldwide Corporation ("Dakota"), an unaffiliated third party, and the Company discontinued its services and products to that class of customer. Dakota assumed all performance obligations related to contracts in force with RSI's customers. Concurrent with this transaction, RSI and MPSI executed an agreement not to compete with Dakota. RSI terminated all its employees, subject to temporary retention of certain administrative staff, and RSI was responsible for all severance costs related thereto. The RSI assets sold included accounts receivable, work in process, office furnishings, personal computer hardware and software, intangible assets including software held for resale, copyrights, trademarks, service marks, fictitious names and goodwill. The assumed lease obligations included RSI's office facility in Minneapolis, Minnesota and office equipment and personal computers. MPSI remains contingently liable under those leases in the event Dakota fails to perform until December 31, 1997.



PRODUCTS AND SERVICES


     The Company markets its services in the United States, Europe, Africa, Canada, South America, Central America, the Caribbean Basin and the Pacific Rim. See Note 8 to the Consolidated Financial Statements for financial information addressing foreign and domestic operations and export sales. Generally, the Company's marketing activities center on personal presentations to existing and prospective clients, client referrals, proposal submissions, selective mailings, limited print advertising, seminars and trade show participation. Most of the Company's clients are identified by the Company's direct sales force.

     The Company's operating cycle and cash flow are driven principally by the timing of client orders for market studies. Many North American petroleum clients budget on a calendar year basis, while most European and Pacific Rim clients operate on March 31 fiscal periods. Consequently, MPSI generally receives a concentration of orders in December through February and May through June. The timing of market study production and the resulting revenues are subject to a degree of fluctuation. Quarterly revenues can also be impacted by the timing of software license agreements. Accordingly, management believes that quarterly results may not be indicative of results for full fiscal years.


     Economic conditions throughout the world have varying degrees of impact on the Company's products. The Company anticipates growth in Southeast Asia during fiscal 1996 and increased retail petroleum activity in the U.S. and South American markets. However, volatile oil prices, unsettled economic conditions and retail consolidation, coupled with significant expenditures by clients in order to address environmental issues, affected the Company's volume of new business in fiscal 1995. The Company is unable to predict the extent to which these conditions will continue to affect its business during 1996. At present, however, the Company is realigning its products and services to increase profitability, either by evaluating alternative methods for gathering market information in order to contain future expenses or by development of ancillary products and services which will allow the Company to leverage market information through sales to companies who cannot afford a commitment to MPSI's expensive main line products.



     After adjustment to remove the effects of RSI, which business was discontinued in September 1994 as set forth above, approximately 96%, 99%, and 97% of revenues were derived from the petroleum industry during the fiscal years ended September 30, 1995, 1994, and 1993, respectively. In each of the fiscal years 1995, 1994 and 1993, MPSI derived revenues exceeding 10% of consolidated revenues from certain clients, together with their affiliates, as set forth below (in millions of dollars):



                                                  1995               1994               1993
                                             --------------     --------------     --------------
                                             AMOUNT      %      AMOUNT      %      AMOUNT      %
                                             ------     ---     ------     ---     ------     ---
    Exxon/Esso/Imperial....................   $4.4       19      $3.8       19      $3.2       16
    Texaco.................................   $ .6        3      $2.2       11      $2.4       13
    Shell..................................   $2.8       12      $2.1       11      $2.1       11
    Amoco..................................   $2.5       11      $1.4        7      $ .2        1


     The Company could be adversely affected if several petroleum industry clients curtailed their long-term usage of MPSI products.

     The following table shows the percentage of total revenue from continuing operations that the Company derived from various sources during each of the last three fiscal years.

               REVENUE DERIVED FROM KEY PRODUCTS AND SERVICES (%)


                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Data base construction (market studies).........................   70       65       68
    Software licenses...............................................    5       12        4
    Software maintenance agreements.................................    5        7        9
    Consulting, educational, and other services.....................   20       16       19


     Described below are the computer applications software, information data bases and other services currently provided by the Company.

  Retail Planning


     The Company's primary retail planning applications software has historically been the Retail Planning System(R) ("RPS"). See "Product Development" for discussion of three major enhancements of RPS scheduled for commercial release in fiscal year 1996. This country-specific software interacts with an information data base (market study) to construct a mathematical model of a retail market. The enhanced systems support client needs in three areas:


          Short-term pricing issues are addressed by assisting the client with daily pricing decisions at retail outlets that optimize profit while maintaining target sales volumes. The system also aids with the establishment of supply/demand-balanced trade zones to reduce rapid geographic deterioration in pricing.

          Medium-term operational issues are addressed by systematic forecasting of retail sales volume changes resulting from operational changes (such as hours of operation and merchandising practices), by counselling dealers as to pricing, merchandising and operational practices and by providing territory-wide planning for anticipated retail sales volumes, pricing and operations.

          Long-term capital investment issues are addressed in the areas of (1) new retail site location where the system provides an objective measure for comparing available sites based on competition and convenience to demand,
     (2) identification of outlets to divest where the system isolates and evaluates client locations that have poor performance, (3) identification of outlets to be rebuilt by identifying sales potential to be realized by remodeling or reformatting specified outlets and (4) assessing multiple profit centers by forecasting the potential benefits of retailing complementary products and services.


     Software licensing agreements for the RPS (including ancillary products) generally have multi-year noncancellable terms. These agreements offer the client an installment payment option requiring a payment upon execution and annual payments on the succeeding anniversary dates of the agreement. The software can be used by the client for a particular industry (such as petroleum) and a particular geographic market (such as Japan). Also, the agreement contains broad restrictions on the use and disclosure of the software by the client. See "Trademarks, Copyrights, and Licenses" below. Modifying the software typically involves changes in the weighting of various supply and demand factors or the addition of a new factor as the result of changes in the marketplace.


     MPSI provides full maintenance (postcontract customer support) services for the RPS and, where necessary, training of and consultation with client staff. Software licenses, maintenance and optional consulting services are set out separately in each multi-year license agreement. The agreement states that any company-sponsored modification to the software during the postcontract customer support period will be provided to the client at no additional cost. Prices for the RPS in the United States are based upon formulas which address geographical boundaries, population, number of automobiles and other factors. Prices for the RPS applicable to foreign countries are based on a percentage of the United States pricing.

  Information Data Bases


     The Company also constructs the market study data bases that are the primary informational sources used by the retail planning software. Separate contracts govern each data base order by a client and generally require advance payments ranging from 35 percent to 70 percent of the total sales value. The amount of the required prepayment is determined principally by the client's delivery requirements. There is no retainage provision relative to these production-type contracts. These data bases are arranged and presented in six types of studies.



          Constantly Current Market Studies ("CCMS"). These studies are used by clients who possess a large number of retail sites and who wish to analyze market conditions and evaluate site locations in metropolitan areas on a regular basis. The supply and demand data used in this type of study is collected by the Company. This type of study provides clients with a series of consecutive data base updates over a specific time period, generally five years. Clients agree to pay for the CCMS in periodic installments. It is tailored to individual client needs, and pricing is determined in part by the number of subscribers to a particular market during the commitment period and offers clients discounts for their multi-year commitments.



          Quality Partnership Studies ("QP"). These study programs, like the CCMS studies, offer clients the opportunity to regularly update market study information on an annual basis. However, in the QP program, all clients participate in the updating process by providing regular information about changes (new outlets, new brands, rebuilt outlets, etc.) in the market. MPSI gathers information relative to these changes and updates the data base which otherwise remains unchanged. The lower update costs are passed on to the client participants in the form of lower annual update prices. Although the updates are not as extensive as full CCMS updates, clients are able to track the effects of major market changes using QP's.

          Scheduled Market Area Studies ("SMAS"). These studies are similar to the CCMS except that the clients do not commit to a series of consecutive data base updates over a specific time period. These studies are usually scheduled by one client and offered to additional clients on a subscription basis. While each study uses a single demand-side data base, the final data base provided to each client is unique.

          Market Area Studies ("MAS"). These studies are similar to the SMAS except they are sold to a single client. Portions of the demographic data can generally be used as a major part of other studies in the same market for clients in the same or comparable retail industries.

          Mini-Market Area Studies. These studies are similar to the MAS except the area studied does not contain more than 75 outlets. Likewise, the accompanying study deliverables are scaled down.

          Single Site Studies. These studies are used to evaluate market conditions or the effects of various operating decisions at a specific location within a specified geographic area.

  Other Products and Services


     Licensed software clients may utilize the retail planning software and information data bases on their own computer facilities, may dial in to MPSI's computers and use the software interactively (subject to certain usage restrictions),or may elect to have MPSI run tactics (that is, pose "what if" questions) on MPSI's computers. In cases where software is installed on client computers, the Company charges for installation of the software and training the client's personnel. A client may then run unlimited tactics on its own equipment. If tactics are run on the Company's computers, the client pays a fee per tactic. Clients who have entered into long-term user agreements are entitled to discounts on data bases and on tactics.



     MPSI introduced two new "data" products during fiscal year 1995 which were designed to leverage market information already in MPSI's inventory or allow clients to contract for customized data collection by MPSI. The Quest product allows MPSI clients to obtain point-in-time retail outlet information either relative to MPSI's standard market study boundaries in a given geographic market or to establish specialized market boundaries or specialized data requirements for an additional fee. MPSI's PriceTracker(TM) product allows clients to obtain high quality, timely retail pricing information on a recurring basis in order to track trends in the marketplace.



     Other products and services provided by the Company include litigation support; determination of petroleum price zones and key competitors; regular tracking of petroleum prices using geographic information systems for user analyses; retail consulting; consumer research; and customized retail outlet surveys. Certain services are complementary to retail planning services. For example, the data bases provided as part of the retail planning services may be linked with other data supplied by the client. This data could then be processed interactively through geographic information system software which manages and displays information in a variety of graphic and map formats.


COMPETITION


     Since its inception in 1970 the Company has provided comprehensive applications software and data base systems, primarily to the retail petroleum industry, and currently has more than 175 multinational clients in 73 countries. There has recently been a worldwide trend toward competitive product development of this type due to the availability of computer resources and acceptance of retail modeling theory. The Company believes its competition lies in two areas: first, in the market research staffs of petroleum companies or potential customers who develop and manage their own software and data; and second, in consulting and research companies which compete for portions of the Company's business.



     The Company has found that the market research staffs of some large petroleum companies continue to concentrate on in-house data gathering and site selection methods, while other companies with more limited resources must consider low cost alternatives for obtaining market information. It has been MPSI's experience that clients often encounter substantial cost barriers relative to internally developed systems. Without the economies of scale, data gathering expertise and modelling sophistication that MPSI has obtained during its 25-year existence, clients often find that systems developed in house are expensive to develop, expensive to maintain given changing market conditions, require market information with an inherent degree of accuracy which is difficult to obtain, and that the results of such systems do not justify the associated costs and effort. Additionally, as clients or potential clients struggle to manage operating costs and consider outsourcing certain activities where economically feasible, the capabilities of companies like MPSI offer an attractive alternative to internal systems. Because of the trend in large companies to out source certain functions and because of the growth in business consulting generally, independent consulting and research companies have challenged certain products the Company offers such as demographic data collection, geographic data bases, retail outlet surveys, retail consulting, pricing applications, and single site studies. Occasionally, such consultants are engaged to develop a proprietary internal model for their clients. Often competitive services of this type are offered by independent consultants as part of a larger consulting project wherein pricing for the retail planning segment can be very competitive with MPSI's pricing. Certain of such companies are offering computerized tools and services which, the Company believes are not as sophisticated as MPSI products, but may be attractive to customers willing to sacrifice accuracy for a lower cost solution to their business needs.



     The Company believes it competes within these various market alternatives by providing high-quality, sophisticated software and reliable, accurate data bases at a reasonable cost. MPSI further believes its historical expertise and success in the areas of volume projections and retail network planning provide a substantial barrier to entry for competitors. Further, MPSI's maintenance programs and its commitment to more than one client in a given market results in regular updates of existing software in line with changes in a given market. The Company attributes its ability to provide these quality products and services to the expertise and experience of its personnel.



     By focusing on PC oriented products and services, the Company believes it is better equipped to challenge "lower cost competitors". New data collection techniques will allow more timely and regular updating of market data using hand-held data collection technology and PC-based data transmission and delivery technology. These processes are expected to reduce MPSI's data collection costs relative to market studies and thereby allow the Company to leverage data already collected or to collect custom data for clients who may not require full market study information. The Company believes it can thereby be competitive with potential competitors who have targeted customers with limited retail market resources.



     In addition to addressing low-cost competitors, MPSI began a program in fiscal year 1994 whereby it will seek to establish strategic alliances with certain independent consulting firms. The target consulting firms will be those who service industries in which MPSI has historical expertise (e.g., petroleum, government/postal, and banking). Such alliances can provide MPSI the opportunity to sub-contract portions of larger consulting projects thereby establishing MPSI's credibility with the client and allowing interface with customer personnel who are potentially valuable sales contacts for future business.


BACKLOG


     The Company's September 30, 1995 and 1994 backlog consisted principally of orders for market information data bases (1995 -- $14,669,000, 1994 -- $18,799,000) and multi-year commitments by customers for software maintenance and support services (1995 -- $3,014,000, 1994 -- $2,258,000). The
Company expects that the market information data bases in backlog at September 30, 1995 will be recognized in fiscal year revenues as follows:
1996 -- $7,634,000; 1997 -- $3,333,000; 1998 -- $2,321,000 and 1999 --
$1,381,000. Maintenance and support services in backlog are the result of client contractual obligations to purchase support services generally over periods of three to five years. Such revenues will be recognized, and backlog accordingly reduced, on a ratable basis over the life of each underlying agreement. Of the aggregate maintenance and support backlog at September 30, 1995, future fiscal year revenues are expected to be recognized as follows: 1996 -- $1,114,000;
1997 -- $690,000; 1998 -- $542,000; 1999 -- $402,000, 2000 -- $193,000 and
2001 -- $73,000.


EMPLOYEES


     As of September 30, 1995, the Company employed 240 people, including 88 in sales and marketing, 48 in research and development, 75 in data base analysis, consulting, and production and 29 in management, administration, and finance. Of these, 190 are employed in the United States and 50 are employed in foreign countries.


PRODUCT DEVELOPMENT


     Since 1970, the foundation of the Company's business has been its developed software which helps retailers select sites, improve operations and make product pricing decisions. Over the last five years, the major development efforts of the Company have been directed toward (1) enhancement of this core RPS product in order to extend its petroleum utilization around the world, (2) portation of the software from mainframe to workstation/PC platforms, and (3) incorporation of third party software in order to enhance the user interface, speed and efficiency of this software. Currently, the Company has several development efforts underway that address the aforesaid areas.


     MPSI's product development cycle consists of four primary stages. During the product specification phase the Company identifies the initial requirements of the software, determines the functional requirements and begins the initial design. During this stage, the Company sets forth the data base requirements as well as the hardware, operating systems, third-party imbedded software and general functional requirements. From this information a business plan, conceptual prototype and a project plan are developed. The prototypes developed during this stage are not fully functional prototypes, but are designed to present the "look and feel" of the end product. Upon completion of this phase, the Company has generally completed a detailed program design and, accordingly, established the technological feasibility of the project. Following the product specification phase, the project enters the BUILD PHASE where actual software programming takes place. Once coding is complete the project enters the QUALITY ASSURANCE PHASE which encompasses various internal systems testing and user acceptance testing. Once testing is completed the project enters the IMPLEMENTATION PHASE where hardware and software installation procedures and user documentation are finalized.

     Software development costs incurred prior to completion of the detailed program design are expensed as research and development costs. Costs incurred during the build, quality assurance and implementation phases are generally capitalized. At the point where the software product is ready for general release to the customers, capitalization of costs ceases.


     Beginning in fiscal year 1993 and extending through December 1994, MPSI undertook a major internally funded rewrite of the retail planning software for petroleum retailers. The new RPS was designed to meet the three primary operational requirements of clients through PC-based products including the Capital Performance System ("CAPS")(TM) for site selection and capital planning, the Operational Performance System(TM) ("OPS")(R) for use in the field by retail managers in order to optimize outlet and territory performance and the Price Volume Optimizer ("PVO")(TM) for retail fuel pricing decisions. The initial versions of OPS(R) and PVO(TM) software were available to customers in fiscal year 1994 but are presently undergoing further enhancement. The CAPS(TM) software for North America was released in January 1995. Third-party geographic information system software is being incorporated into the RPS as part of rewrite enhancements. The RPS rewrite should not only provide client requested enhancements but is also expected to reduce costs associated with (market study) data base production and efficiencies in future product programming and model revisions. Regional CAPS(TM) software for Europe, South America and the Pacific Rim is scheduled for release in 1996.



     Development of the initial PVO(TM) product was the result of a contract that was signed with a North American client during 1993 for the nonexclusive development of a volume prediction model for a petroleum related product and service facility. Several market data bases were also part of the contract. The commercial version of PVO(TM) was completed in August of 1995 and is presently undergoing implementation testing by clients in England, Argentina, and the United States. It is anticipated this product, if successful, will not only result in contracts for additional client data bases in 1996, but also will lead to further business with other clients through the adaptation of the model to other petroleum client ancillary product/service needs. Utilizing information from Company produced RPS data bases or from other MPSI studies, PVO(TM) is designed to give retailers an easy to use decision tool for optimizing petroleum outlet profits through price or volume level determinations.

     The PC-based OPS(R) software utilizing RPS data base information is currently being installed with clients in the United States, Europe and the Pacific Rim. During fiscal year 1996, the Company intends to continue making the model available to existing clients at a nominal cost for the purpose of increasing Company-produced data bases, MPSI's principal revenue source. A stand-alone OPS(R) product is scheduled for development and release late in fiscal year 1996.



     MPSI continues to pursue postal business in the United States and Europe. Should MPSI be awarded a U.S. postal contract for market studies, additional development efforts would be expended during fiscal 1996 to enhance certain features of an existing prototype model and to incorporate new technology which has become available since the prototype was developed.



     During the years ended September 30, 1995, 1994 and 1993, the Company spent $2,789,000, $3,257,000, and $2,546,000, respectively, on research and development or enhancement of new products and the maintenance of existing products. The amounts spent on research and development were primarily Company sponsored, meaning there is no direct recoupment of expenses from clients.


TRADEMARKS, COPYRIGHTS, AND LICENSES


     The Company holds a number of trademarks, some of which are registered at the U.S. Patent and Trademark Office. To date, registration has been sought only in the United States. During fiscal year 1996 and in connection with global introduction of new products, the Company will evaluate trademark registration in certain foreign countries where the volume of present and/or potential business warrants registration. Set forth below are the Company's trademarks and related registration expiration dates.



                     PRODUCT                TYPE OF MARK             STATUS/EXPIRATION
        ----------------------------------  -------------          ---------------------
        MPSI's Site Evaluation System.....   Registered                    2001
        MPSI and Design...................   Registered                    2002
        MPSI..............................   Registered                    2004
        MPSI's OPS........................   Registered                    2002
        Retail Planning System............   Registered                    2005
        MPSI's CAPS.......................    Trademark                    Filed
        Price Volume Optimizer............    Trademark                    Filed
        PVO...............................    Trademark                    Filed
        Location Volume...................    Trademark                    Filed
        Facility/Location Volume..........    Trademark                    Filed
        Quest Systems International
          Inc. ...........................    Trademark                    Filed
        MPSI's Market Monitor.............    Trademark            Registration Pending
        PriceTracker......................    Trademark            Registration Pending
        The Intelligent Approach to Retail
          Marketing.......................    Trademark            Registration Pending


     The Company does not hold any patents or copyrights. The Company's long-term software license agreements require customer acknowledgment of the proprietary nature of the Company's software. The Company relies on these agreements, together with trade secret laws and internal nondisclosure safeguards, to protect its products. To date, the Company has had no indication of any material breach in the security of its products. Should a material breach in the security of the Company's software products occur, it might have the impact of reducing the current barriers to entry for competitors and thus materially adversely effect long-term results of Company operations. The Company's modeling methodology, mathematical modeling algorithms and data gathering processes have been developed over an extensive period of time and would, in the absence of a material breach in the security, require potential competitors a substantial period of time to duplicate. Even in the event that a material breach did occur, such as a reverse engineering of an MPSI software product, the Company believes that because of the rapid annual change in technology and the regular software upgrades required thereby, such breach would not result in a material adverse effect on the

Company's short-term business because new versions of its products would likely reduce the competitive value of older versions breached by potential competitors.

PROPERTIES


     The Company's principal facility and corporate headquarters in Tulsa, Oklahoma (42,500 square feet) is the primary location for software development and market study production. The Bristol, England facility encompasses 10,000 square feet, and the Rio de Janeiro, Brazil office encompasses 3,000 square feet. Both foreign offices do single site and special project work in addition to their primary marketing role. Regional sales offices in Singapore; Melbourne, Australia; and Tokyo, Japan remained the Company's principal client liaison facilities in those areas at September 30, 1995. Management believes that the various facilities are now properly sized to meet anticipated business levels. Additional space may be required to accommodate business expansion. All office facilities are leased.


                    MARKET INFORMATION FOR MPSI COMMON STOCK


     During fiscal 1993, 1994 and through September 25, 1995, the Company's Common Stock was not listed with an established securities exchange and all purchases and sales occurred in direct negotiations or over the counter. Set forth below for those periods are the high and low bid prices, as adjusted giving effect to a one-for-ten reverse stock split on November 18, 1993. The trading symbol is "MPSI". Bid prices reflect interdealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On September 26, 1995, the Company's Common Stock was listed on The NASDAQ SmallCap MarketSM. Information in the table below for the fourth quarter of fiscal 1995 ended September 30, 1995, reflects the high and low sales prices reported by NASDAQ.



                                                                             HIGH     LOW
                                                                             ----     ---
    Fiscal 1993
      First Quarter Ended December 31, 1992................................  2 1/2       5/8
      Second Quarter Ended March 31........................................  6 1/4       5/8
      Third Quarter Ended June 30..........................................  2 1/2       5/8
      Fourth Quarter Ended September 30....................................  5 5/8       5/8
    Fiscal 1994
      First Quarter Ended December 31, 1993................................  7         5
      Second Quarter Ended March 31........................................  7         4
      Third Quarter Ended June 30..........................................  5 1/4     2
      Fourth Quarter Ended September 30....................................  4           3/4
    Fiscal 1995
      First Quarter Ended December 31, 1994................................  2 5/8     1 1/2
      Second Quarter Ended March 31........................................  2 1/2     1
      Third Quarter Ended June 30..........................................  7         1 1/2
      Fourth Quarter Ended September 30....................................  7 1/2     3



     The 2,733,000 shares of Common Stock outstanding at September 30, 1995, were held by 939 stockholders of record. At that date, an additional 168,617 shares were subject to options to purchase Common Stock as discussed more fully in Note 9 to the Consolidated Financial Statements. The per share bid and offer prices on November 30, 1995, were $4.75 and $6.25, respectively. Common Stock that could be sold pursuant to Rule 144 under the 1933 Act totals 575,738 shares as of November 30, 1995.


     The Company intends to reinvest its earnings in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company has not paid cash dividends since its inception. Further, the Company is restricted from paying any dividends if any outstanding borrowings exist under its bank line of credit (no outstanding borrowings currently exist).

                            SELECTED FINANCIAL DATA*

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                             -----------------------------------------------------
                                              1995       1994       1993        1992        1991
                                             -------    -------    -------    --------    --------
OPERATING DATA:
Revenues..................................   $23,437    $19,872    $19,524    $ 25,313    $ 31,966
Income (loss) from continuing
  operations..............................     2,029      1,956       (939)     (5,567)     (6,014)
Income (loss) from discontinued
  operations..............................        --       (482)     2,149         (14)     (7,297)
Extraordinary gain on debt
  extinguishment..........................        --         --        350          --          --
Net income (loss).........................     2,029      1,474      1,560      (5,581)    (13,311)
Per share:
  Income (loss) per common and common
     equivalent share:
     Continuing operations................   $   .72    $   .71    $  (.94)   $  (6.53)   $  (7.11)
     Discontinued operations..............        --       (.18)      2.15        (.01)      (8.62)
     Extraordinary item...................        --         --        .35          --          --
     Net income (loss)....................       .72        .53       1.56       (6.54)     (15.73)
Weighted average shares of common stock
  and common stock equivalents
  outstanding.............................     2,802      2,766        998         853         846
BALANCE SHEET DATA:
Total assets..............................   $12,924    $ 9,734    $10,040    $ 14,861    $ 22,849
Long-term debt............................        --         --         --       2,620          --
Noncurrent deferred revenue...............     1,961      1,068      1,453       2,602       4,054
Other noncurrent liabilities..............       220        349        252       2,429       2,691


---------------

* Operating data prior to fiscal year 1994 has been restated giving effect to the September 1994 sale of the RSI subsidiary. See Note 2 to Consolidated Financial Statements regarding discontinued operations. All share and per share data for fiscal years prior to 1995 reflect the effect of a reverse stock split described in Note 11 to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth (in thousands), for the periods indicated, certain items in the consolidated statements of continuing operations and the change of such items as compared with the indicated prior period. See Note 2 to the Consolidated Financial Statements which sets forth the effect of the September 1994 sale of RSI. All information below reflects RSI as discontinued operations.


                                                                                     CHANGE
                                                                               -------------------
                                                 YEAR ENDED SEPTEMBER 30        1995        1994
                                              -----------------------------      VS.        VS.
                                               1995       1994       1993       1994        1993
                                              -------    -------    -------    -------    --------
Revenues...................................   $23,437    $19,872    $19,524    $ 3,565    $    348
Cost of sales..............................    10,432      7,614      9,409      2,818      (1,795)
                                              -------    -------    -------    -------    --------
  Gross profit.............................    13,005     12,258     10,115        747       2,143
                                              -------    -------    -------    -------    --------
Operating expenses:
  General and administrative...............     2,571      2,388      1,930        183         458
  Marketing and client services............     6,993      5,578      6,219      1,415        (641)
  Research and development.................     1,794      2,331      2,159       (537)        172
  Restructuring expenses...................        --         --        488         --        (488)
                                              -------    -------    -------    -------    --------
     Total operating expenses..............    11,358     10,297     10,796      1,061        (499)
                                              -------    -------    -------    -------    --------
Operating income (loss)....................     1,647      1,961       (681)      (314)      2,642
Other income (expense), net................       836        289       (136)       547         425
                                              -------    -------    -------    -------    --------
Income (loss) from continuing operations
  before income taxes......................     2,483      2,250       (817)       233       3,067
Income taxes...............................      (454)      (294)      (122)      (160)       (172)
                                              -------    -------    -------    -------    --------
Income (loss) from continuing operations...   $ 2,029    $ 1,956    $  (939)   $    73    $  2,895
                                              =======    =======    =======    =======    ========



RESULTS OF OPERATIONS



     MPSI reported net income for the fiscal year ended September 30, 1995, of $2.0 million or $.72 per share on revenues of $23.4 million compared with net income of $1.5 million or $.53 per share and $1.6 million or $1.56 per share on revenues of $19.9 million and $19.5 million in fiscal years 1994 and 1993, respectively. The 1995 increase in gross profit over 1994 was primarily attributable to higher margins on market studies (the largest revenue component of Information Services), and an increase of $3.6 million or 18% in revenues. The increase in gross profits was offset by higher marketing expenses (attributable largely to new products introduced as discussed below) which lowered Operating Income compared with 1994. Higher 1995 net income was attributable in part to foreign exchange gains as discussed below. The Company does not believe that inflation has significantly impacted the results of operations during the three years ended September 30, 1995. The 1994 implementation of lower pricing in North America, South America and Europe resulted in increased client interest in those regions. While the Company believes that pricing has contributed to improved revenues in 1994 and 1995, the Company attributes the increased revenues primarily to the attractiveness of its new products. The positive results for fiscal year 1995 were affected by strong fourth quarter revenues and earnings. The Company reported net income of $878,000 or $.31 per share on revenues of $7.1 million compared with net income of $45,000 or $.02 per share on revenues of $4.8 million in the 1994 fourth quarter. The increase in revenues for 1995, particularly during the last six months of the fiscal year, resulted in a drop of approximately $4.1 million in backlog. MPSI expects to replenish the backlog through 1996 sales.



     Although overall revenues increased in 1995 compared with 1994 and 1993, revenues from software licensing declined $1.2 million or 52% compared with 1994 but were $312,000 or 40% higher than in 1993. The timing of new or renewed long-term software license agreements can have a substantial impact upon reported revenues and gross profits from software licensing for any interim or annual fiscal period. The 1994 software licensing revenues reflect, among other things, a software license renewal by a single worldwide licensee in the amount of $1.5 million. While MPSI regularly records software license renewals and recorded software renewals in both 1995 and 1993, the surge in 1994 software revenues was attributable to the single large renewal transaction which affects comparability between the periods. Excluding the one transaction in 1994, both 1994 and 1993 software revenues were comparable, and MPSI's 1995 software revenues favorably compared with both previous fiscal years.



     With the exception of the Company's European operations which are still sluggish, MPSI has generally experienced growth in regional revenues (in thousands of dollars) as set forth below:



                                                          1995 VS. 1994       1994 VS. 1993
                                                          --------------     ---------------
                                                          AMOUNT      %      AMOUNT       %
                                                          ------     ---     -------     ---
    North America.......................................  $2,455      35     $ 1,939      38
    South America.......................................     394      31         111      10
    Pacific Rim.........................................   1,342      15        (365)     (4)
    Europe/Africa.......................................    (626)    (21)     (1,337)    (31)
                                                          ------             -------
      Totals............................................  $3,565      18     $   348       2
                                                          ======             =======



The revenue growth trend in North America represents a revitalization of that geographic market which can be principally attributable to the release during 1994 of the new CAPS software. CAPS software versions for the three remaining MPSI regions will be released during fiscal year 1996. The revenue growth in South America and the Pacific Rim is principally attributable to MPSI's entry into new geographic markets. The Company hopes for a turnaround in the European revenue trend for fiscal year 1996 as a number of inactive clients are very interested in MPSI's new product offerings.



     While MPSI is projecting continued revenue and earnings growth with respect to its core CAPS/RPS software and market study products, several new products have been under development. Although they were not profit contributors in fiscal year 1995 due to development and start-up costs, they are expected to positively impact fiscal years 1996 and beyond. MPSI completed development and released its enhanced commercial version of PVO software in August 1995. This short-term pricing decision support software was released in an initial version in late fiscal 1993. While client response to the concepts in that initial version were favorable, MPSI has now substantially enhanced that product in release 2.0. Clients in North America, South America and Europe are presently evaluating acquisition of the PVO software.



     In addition to PVO, MPSI undertook the introduction of two "data" products during fiscal year 1995 which were designed to leverage market information already in MPSI's inventory and to combat the competitive challenge from data providers. The Quest product allows clients to obtain point-in-time retail outlet information either relative to MPSI's standard market study boundaries in a given geographic market or to establish specialized market boundaries or specialized data requirements for an additional fee. PriceTracker allows clients to obtain high quality, timely retail pricing information on a recurring basis in order to track trends in the marketplace. The start-up and survey coordination costs on these products exceeded revenues in fiscal year 1995, but these products are expected to attain profitability in fiscal year 1996.



     In addition to higher revenues, MPSI experienced better gross profit margins on its software and market studies in 1995 compared with 1994 (excluding the impact of the $1.5 million license renewal discussed above) and 1993. Software cost of sales reflects amortization of capitalized software development costs generally over product lives of 18 months from product release. The Company expects fiscal year 1996 amortization to increase as its new CAPS software, currently under development for Europe and South America, is completed and released for customer use in the second fiscal quarter. Software cost of sales was lower in 1994 than in 1993 and 1995 as substantial non-capitalized research and specification work was undertaken in preparation for actual development of the CAPS software which began late in fiscal year 1994 (see discussion of research and development expenses below). Gross profit on market studies, the largest component of Information Services, was approximately $9.9 million in 1995 compared with $7.5 million in 1994 and $6.3 million in 1993, and increased as a percent of market study revenues (60% in 1995 compared with 58% and 47% in 1994 and 1993, respectively). The higher market study gross profits in 1995 were attributable to production efficiencies implemented during the year and to a higher number of studies prepared for multiple client users, thus allowing MPSI to leverage its costs. The higher gross profit on market studies in 1995 was offset by lower margins on special projects and other services such that overall margins for Information Services and Software Maintenance were lower than in 1994.



     The 1995 increases in operating expenses compared with 1994 included higher general and administrative costs in the amount of $183,000 (8%) related principally to accrual of incentive bonuses and awards for employees where no similar amounts were accrued or paid for fiscal years 1994 or 1993. Marketing and client services expenses grew in 1995 by $1.4 million (25%) reflecting primarily the start-up costs for the new products mentioned above. Research and development expenses in the consolidated statements of operations declined $537,000 (23%) in fiscal year 1995 compared with 1994 as the Company's overall expenditures were less in respect of contract programming resources and because a higher proportion of such expenses were capitalized in connection with development of PVO version 2.0 and the CAPS versions for Europe and South America as these products achieved technological feasibility.



     The Company's operating expenses declined $499,000 (5%) in 1994 compared with 1993, principally due to 1993 restructing expenses for which there was no 1994 counterpart. General and administrative expenses increased $458,000 (24%) in 1994 compared with 1993 principally as a result of costs associated with registration of securities. This increase was, however, offset by a $641,000 (10%) decline in marketing and client services which was attributable to the lower number of such personnel as the result of the Company's 1993 downsizing and refocused attention on its core business and products. Research and development expenses increased $172,000 in 1994 compared with 1993 principally due to the additional resources brought on board during the specification and research phases of CAPS(TM) development. Actual CAPS(TM) programming and product development began late in fiscal year 1994 and carried into fiscal year 1995.



     MPSI enters into multi-year contracts for market studies, some of which are denominated in foreign currencies. This exposes MPSI to exchange gains or losses depending upon the periodic value of the U.S. Dollar relative to the respective foreign currencies. As noted above, during fiscal year 1995, MPSI benefited from foreign currency exchange gains in the amount of $638,000. These gains were the result of contract commitments booked by clients in prior years, performed and earned in 1995, and denominated and billed in Singapore Dollars which substantially increased in value relative to the U.S. Dollar reporting currency. Although MPSI anticipates continuing benefit from the same source in fiscal year 1996, the magnitude should be considerably lower. In the longer term, these multi-year commitments could result in exchange losses if the current currency trends were to reverse.



     Income taxes increased $160,000 and $172,000 in fiscal years 1995 and 1994, respectively, compared with the applicable prior year. The 1993 and 1994 income taxes were primarily foreign income taxes either applicable to the Company's foreign subsidiaries or withheld at the source from payments by foreign clients. Income taxes in 1995, however, reflect a larger component of U.S. Federal and state income taxes (see Note 7 to the Consolidated Financial Statements). The profits generated in fiscal years 1995, 1994 and 1993 from U.S. operations resulted in utilization of virtually all net operating loss carryforwards available for income tax purposes in the U.S. (except for some foreign tax credits carried forward to fiscal year 1996 as set forth in Note 7). As a result, the Company expects to pay higher U.S. income taxes in 1996 and beyond.



     The results of operations in fiscal year 1995 allowed the Company to meet the various thresholds for listing on the NASDAQ SmallCap MarketSM. The Company's Common Stock began trading on the SmallCap Market effective September 26, 1995 under the trading symbol "MPSI".



FINANCIAL CONDITION AND LIQUIDITY



     The Company's working capital improved to a positive balance of $1.9 million at September 30, 1995 from deficits of $5,000 and $1.3 million at September 30, 1994 and 1993, respectively. The 1995 improvement was a combination of the Company's continued generation of operating cash flow ($1.6 million as reflected in the statement of cash flow) and the higher balance in current receivables at September 30, 1995 ($6.4 million) compared with September 30, 1994 ($4.4 million). The increase in trade receivables is principally attributable to increased market study activity. The 1994 improvement was primarily the result of utilization of operating cash flows to reduce current liabilities.

     Since its inception in 1970, the Company has historically placed significant reliance on customer deposits and prepayments as a source of ongoing liquidity and operating capital. Should substantial direct competitors gain market share and offer price concessions or favorable payment terms, the Company's liquidity could be negatively impacted. The Company relies on its long-term client relationships and the quality of its products and services to mitigate this potential negative impact on liquidity.



     As set forth in the statements of cash flow, the Company generated cash flow from continuing operations of $1.6 million in 1995 which was comparable with 1994. Cash flow from continuing operations in 1994 was 63% higher than the $966,000 in 1993. During both 1994 and 1995, MPSI committed substantial resources to acquisition of additional computer equipment and to development of new software products, as previously discussed. The Company expended $1.0 million in both 1994 and 1995 (only $231,000 in 1993) for such purposes. The Company anticipates comparable expenditures in 1996 for similar purposes but has no commitments for capital expenditures other than those related to the regional versions of CAPS(TM) software which are expected to be funded entirely out of operating cash flows. In the event external funding is required, the Company has a bank line of credit in the amount of $300,000 at September 30, 1995. As discussed more fully in Note 6 to the Consolidated Financial Statements, the line of credit arrangement established certain limitations on capital acquisitions and other indebtedness and established certain financial tests related to net worth. Additionally it contains formulae for determining borrowing limits based upon the Company's accounts receivable. The Company is in full compliance with all covenants of the agreement, and the full amount of the line is available, subject to regular $25,000 quarterly reductions in the maximum borrowing limit. The line of credit expires in September 1996, and the Company expects to establish an extension or replacement line of credit in the amount of at least $500,000.



     The trends in software licensing discussed under "Results of Operations" above impacted the relative levels of both the related receivables and deferred revenues. The current and noncurrent balances in long-term receivables (totaling $4.3 million and $4.1 million at September 30, 1995 and 1994, respectively) and the deferred maintenance component of deferred revenue (totaling $3.0 and $2.3 million at September 30, 1995 and 1994, respectively) increased in 1995 as the receivables and deferred revenue from new software contracts exceeded the collections and maintenance revenue recognized during 1995. MPSI's license agreements generally are noncancelable, although a few contracts include provisions for cancellation of portions of the client's commitment upon occurrence of certain negative economic events in the clients' geographic areas of operations. In accordance with its policy, the Company does not recognize revenues on such contingent portions of agreements, so that in the event of cancellation, only receivables and deferred revenue are generally adjusted. No substantial cancellations occurred during 1995 ($226,000 and $676,000 occurred during 1994 and 1993, respectively). As the number of contracts with cancellation clauses are few, the Company does not expect significant impact from cancellations in 1996.



     The decrease in other noncurrent liabilities to $220,000 at September 30, 1995 from $349,000 at September 30, 1994 is the result of reclassifying a deferred compensation liability and certain U.S. headquarters lease obligations to current accrued liabilities. The Company's present lease on its headquarters facility expires in April 1998, and the Company has been informed by a new landlord who recently acquired the building that MPSI will be required to vacate at the end of the lease. The landlord has offered to release MPSI from all present lease obligations in the event that MPSI moves before the lease expiration. The Company is presently evaluating facility alternatives and does not anticipate a substantial increase in its U.S. facility costs in the event a decision is made to move before lease expiration.

                    DIRECTORS AND EXECUTIVE OFFICERS OF MPSI

INFORMATION WITH RESPECT TO DIRECTORS

     The following table sets forth the directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All were elected at the Company's Annual Meeting of Stockholders held on February 1, 1995.


                  NAME AND PRINCIPAL OCCUPATION AT PRESENT                     DIRECTOR
              AND FOR THE PAST FIVE YEARS; OTHER DIRECTORSHIPS                  SINCE       AGE
-----------------------------------------------------------------------------  --------     ---
Ronald G. Harper(1)..........................................................    1970       57
  Mr. Harper, who founded the Company in 1970, has served as its President,
  Chairman of the Board and Chief Executive Officer since inception.
John C. Bumgarner, Jr.(1)(2)(3)..............................................    1982       53
  In 1979, Mr. Bumgarner was appointed to his present position as Senior Vice
  President -- Corporate Development and Planning of The Williams Companies,
  Inc., a Tulsa-based conglomerate. He has been employed by The Williams
  Companies, Inc. since 1977. He is also a director of TRANSCO, James River
  Coal Company, and several privately held companies.
Dr. David L. Huff(1).........................................................    1982       64
  Since 1968, Dr. Huff has been a member of the faculty at the University of
  Texas. He has been a Fulbright Lecturer and has published numerous books and articles, including Market Area Analysis, "A Graphical Index of
  Consumer Expectation," "Measures of Market Area Overlap," and "Retail
  Location Theory." He is an expert in computer modeling techniques.
Joseph C. McNay(1)(2)(3).....................................................    1982       61
  Since November 1976, Mr. McNay has been the President, a Director and the
  Chairman of the Board of Essex Investment Management Company, Inc., a
  company engaged in investment and advisory services. Mr. McNay is also a director of Softech, Inc. and Alpha 1 Biomedical, Inc., each of which are publicly-held companies.
John J. McQueen(2)(3)........................................................    1982       74
  Mr. McQueen has been in the private practice of law in the Tulsa area since
  1959. He has also served as a certified public accountant with KPMG Peat
  Marwick, as a tax specialist with Warren Petroleum Corp., and as controller of Davis Investments, a company engaged in oil and real estate activities.


---------------

(1) The individual identified is a member of the Compensation Committee.

(2) The individual identified is a member of the Audit Committee.

(3) The individual identified is a member of the Nominating Committee.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     The following table sets forth the executive officers currently serving the Company, their ages, all positions and offices held with the Company and their tenure in such office. All officers of the Company serve at the pleasure of its Board of Directors, and there exists no arrangement or understanding among any of the Company's executive officers with any other person pertaining to their selection to serve in such position.


                                                                              SERVING IN
                           NAME AND ALL POSITIONS                              CURRENT
                           AND OFFICES HELD WITH                               POSITION
                                THE COMPANY                                     SINCE        AGE
----------------------------------------------------------------------------  ----------     ---
Ronald G. Harper............................................................     1970        57
  Mr. Harper, who founded the Company in 1970, has served as its President,
  Chairman of the Board and Chief Executive Officer since inception.
Roger A. Finn...............................................................     1992        58
  Mr. Finn was appointed as Vice President and Chief Operating Officer of the Company on December 14, 1992, effective January 4, 1993. Mr. Finn joined MPSI in 1982 as Director of Network Planning. Subsequent
  assignments included General Manager -- Network Planning, Chief Marketing
  Officer, Vice President of Operations, Vice President of Americas
  Petroleum, and Vice President -- Marketing and Product Development.
Dorothy Y. Terhune..........................................................     1979        60
  Mrs. Terhune, employed by MPSI since 1975, has been Corporate Secretary since December 1979 and Manager, Human Resources since December 1984.
James C. Auten..............................................................     1992        47
  Mr. Auten was appointed Principal Accounting Officer in December 1992. Mr.
  Auten joined MPSI in 1984 as Corporate Controller and held such position until December 1992.
Jyo Umezawa.................................................................     1989        55
  Mr. Umezawa was appointed Vice President, Pacific Rim Region in July 1989.
  Mr. Umezawa joined MPSI in 1983 and has served as Manager -- Market
  Development, Director -- Market Studies, Chief Information Officer and
  General Manager -- Technical Services.
Mark R. Davis...............................................................     1994        43
  Mr. Davis was appointed to his present position as Vice President,
  Europe/Middle East/Africa effective April 1994. Mr. Davis joined MPSI in
  1978 and has served as Project Manager, Manager -- Network Planning,
  Director of Marketing, Director -- Product Development,
  Director -- Network Planning, General Manager -- Production, Vice
  President -- Production and Vice President -- Government/Financial
  Services.
Bryan D. Porto..............................................................     1994        46
  Mr. Porto was appointed to his present position as Vice President,
  North/Central/South America effective May 1994. Mr. Porto joined MPSI's
  Rio de Janeiro office in 1985 and has served as Director -- Network
  Planning, General Manager -- Marketing and Vice President of MPSI's
  Brazilian subsidiary prior to his present position.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of December 5, 1995, as to shares of Common Stock beneficially owned by the directors, the executive officers, the directors and officers of the Company as a group, and certain persons known to the Company to own beneficially more than five percent of the Common Stock. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals.



                                                                       BENEFICIAL OWNERSHIP
                                                                          OF COMMON STOCK
                                                                    ---------------------------
                                                                                        PERCENT
                                                                     NUMBER               OF
                    NAME OF COMMON STOCKHOLDER                      OF SHARES            CLASS
------------------------------------------------------------------- ---------           -------
Ronald G. Harper (2)............................................... 1,170,072(1)         42.52%
  8282 South Memorial Drive
  Tulsa, Oklahoma 74133
John C. Bumgarner, Jr..............................................   222,322             8.08%
  4900 Bank of Oklahoma Tower
  One Williams Center
  Tulsa, Oklahoma 74172
Joseph C. McNay....................................................   261,322             9.50%
  125 High Street, 29th Floor
  Boston, Massachusetts 02110
Bank of Oklahoma, N.A..............................................   285,715            10.38%
  P. O. Box 2300
  Tulsa, Oklahoma 74192
The Robertson Stephens Orphan Fund.................................   263,971             9.60%
  555 California Street, Suite 2600
  San Francisco, California 94104
Sanford Orkin......................................................   222,222             8.08%
  3414 Peachtree Road, N.E., Suite 236
  Atlanta, Georgia 30326
Dr. David L. Huff..................................................     5,000(3)           .18%
John J. McQueen....................................................        --                --
Roger A. Finn (2)..................................................    13,421              .49%
Dorothy Y. Terhune (2).............................................     4,242              .15%
James C. Auten (2).................................................    10,748              .39%
Jyo Umezawa (2)....................................................    15,772              .57%
Mark R. Davis (2)..................................................    10,046              .37%
Bryan D. Porto (2).................................................     7,734              .28%
All officers and directors as a group (11 persons)................. 1,720,679            62.53%


---------------


(1) Includes 100,977 shares of Common Stock held directly by Mr. Harper's family or in trust for the benefit of Mr. Harper's family and 396,030 shares held in trust for the benefit of certain charities, as to which shares Mr. Harper disclaims beneficial ownership.


(2) The indicated individuals are executive officers of the Company.

(3) Represents shares held by Dr. Huff's wife, as to which Dr. Huff disclaims beneficial ownership.

VOTING AGREEMENTS FOR COMMON STOCK


     On September 29, 1993, the Company closed a recapitalization plan. See "Recapitalization Transaction." The Principal Investors involved in the transaction, being John C. Bumgarner, Jr., Ronald G. Harper, Joseph C. McNay, Sanford Orkin, The Robertson Stephens Orphan Fund and Bank of Oklahoma, N.A. made several agreements among themselves and with the Company in connection with the recapitalization. Some of these agreements pertain to voting of their shares of Common Stock which, in the aggregate, approximate 88% of the voting power in the Company.


     One of the Principal Investors' agreements assures the existing slate of directors shall remain in office until September 29, 1996, and that during such period the Audit, Compensation and Nominating Committees will be composed of the members described under "Directors and Executive Officers of MPSI." Another voting agreement entered into by the Principal Investors requires 61% or greater approval of the Common Stock ownership for the Company to merge, consolidate, or enter into a transaction to sell or lease all or substantially all of its assets, or to issue additional shares of equity except to employment benefit or incentive plans. Lastly, John C. Bumgarner, Jr. and Joseph C. McNay were each accorded the separate right to advance the nomination of another individual for a director's position, so long as each own at least 5% of the outstanding Common Stock, and the Principal Investors have agreed to vote their shares in support of any such nomination. The current relative holdings of the Principal Investors assure that any nominee of Mr. Bumgarner or Mr. McNay will be approved. All of the above-described voting agreements have a three-year term. Existence of the voting agreements may have the effect of suppressing the market price for the Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


     Based solely upon a review of Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company has determined that reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were not filed on a timely basis. The Company believes that Forms 4 for Roger A. Finn and James C. Auten were not filed when due. The Forms 5 for such individuals were filed at year end and reflected all information which was required to be filed as to such individuals, including the information which should have been filed on Forms 4.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


     The following table summarizes the compensation paid over the last three completed fiscal years to the Company's CEO and the other executive officers of the Company who received compensation of $100,000 or more during the fiscal year ended September 30, 1995.


                           SUMMARY COMPENSATION TABLE



                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                        ANNUAL COMPENSATION                         AWARDS           PAYOUTS
                           ---------------------------------------------    ----------------------   -------
                                                               OTHER                                              ALL OTHER
         NAME AND                                              ANNUAL       RESTRICTED                              ANNUAL
        PRINCIPAL                                           COMPENSATION      STOCK       OPTIONS/     LTIP      COMPENSATION
         POSITION          YEAR    SALARY($)    BONUS($)       ($)(1)        AWARD(S)     SARS (#)    PAYOUTS       ($)(2)
-------------------------- ----    ---------    --------    ------------    ----------    --------    -------    ------------
Ronald G. Harper.......... 1995     181,456       5,599         8,232            --            --        --          8,128
  Chairman of the Board,   1994     155,402       6,994        34,285            --            --        --          8,754
  President and            1993     153,313       6,200        34,285            --            --        --          8,145
  Chief Executive Officer
Roger A. Finn............. 1995     101,013       4,092         6,000            --         6,000        --          4,006
  Vice President and       1994     102,674       4,620         6,000            --            --        --          3,817
  Chief Operating Officer  1993      99,740       3,680         6,000            --        12,500        --          3,442
Jyo Umezawa............... 1995     100,022       4,701            --            --         7,000        --          3,155
  Vice President           1994      93,970       6,354            --            --            --        --          3,476
  Pacific Rim              1993      89,871       2,405            --            --        10,000        --          3,439
Mark R. Davis............. 1995     100,022       3,300            --            --         5,400        --          3,599
  Vice President           1994      92,236       3,084            --            --         5,000        --          1,575
  Europe/Africa            1993      86,728       3,280         5,000            --         5,000        --          1,551
Bryan D. Porto............ 1995     100,022       4,000            --            --         5,400        --            624
  Vice President           1994      92,809       3,480            --            --         8,000        --            612
  Americas                 1993      90,407       3,164            --            --         2,000        --            576


---------------

(1) Represents automobile allowances paid to the named executive officers.


(2) Disclosure of the components of "All Other Compensation" is omitted for the fiscal year ended September 30, 1993 as permitted by Securities and Exchange Commission rules. The amounts presented for the fiscal years ended September 30, 1995 and 1994 include (a) Company matching contributions to the Company's 401(k) defined contribution plan (Mr. Harper -- $3,865 and $4,497, Mr. Finn -- $3,244 and $3,182, Mr. Umezawa -- $2,531 and $2,864,
     Mr. Davis -- $2,975 and $976), respectively, (b) supplemental life insurance premiums paid by the Company (Mr. Harper -- $4,263 and $4,257, Mr. Finn -- $762 and $635, Mr. Umezawa -- $624 and $612, Mr. Davis -- $624
     and $599 and Mr. Porto -- $624 and $612), respectively.

OPTION/SAR GRANTS TABLE

     The following table sets forth certain information with respect to stock options (whether or not in tandem with stock appreciation rights) and freestanding stock appreciation rights (SAR) granted to the named executive officers during the last completed fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                POTENTIAL
                                                                                                REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                             ----------------------------------------------------------      ANNUAL RATES OF
                                             % OF TOTAL                                        STOCK PRICE
                             OPTIONS/       OPTIONS/SARS        EXERCISE                       APPRECIATION
                               SARS          GRANTED TO         OR BASE                      FOR OPTION TERM
                             GRANTED          EMPLOYEES          PRICE       EXPIRATION     ------------------
           NAME                (#)         IN FISCAL YEAR        ($/SH)         DATE        5%($)      10%($)
---------------------------  --------     -----------------     --------     ----------     ------     -------
Roger A. Finn..............    6,000               9%            $ 3.00        11-27-99     4,973      10,989
Mark R. Davis..............    5,400               8%              3.00        11-27-99     4,476       9,890
Bryan D. Porto.............    5,400               8%              3.00        11-27-99     4,476       9,890
Jyo Umezawa................    7,000              10%              3.00        11-27-99     5,802      12,821
James C. Auten.............    6,000               9%              3.00        11-27-99     4,973      10,989
Dorothy Y. Terhune.........      500               1%              3.00        11-27-99       414         916



OPTIONS EXERCISED TABLE



     The following table sets forth information concerning each exercise of stock options by the named executive officers during the last completed fiscal year.



    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES



                 (A)                         (B)              (C)             (D)               (E)
               ------                  ---------------    -----------    -------------    ---------------
                                                                           NUMBER OF
                                                                          SECURITIES         VALUE OF
                                                                          UNDERLYING        UNEXERCISED
                                                                          UNEXERCISED      IN-THE-MONEY
                                                                         OPTIONS AT        OPTIONS AT
                                                                          FY END(#)         FY END($)
                                       SHARES ACQUIRED       VALUE       EXERCISABLE/      EXERCISABLE/
                NAME                   ON EXERCISE(#)     REALIZED($)    UNEXERCISABLE     UNEXERCISABLE
-------------------------------------  ---------------    -----------    -------------    ---------------
James C. Auten.......................       3,333           $ 8,083        3,333/9,334    $12,500/$30,500


EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS


     The Company maintains a severance policy applicable to all full-time regular employees with at least one year of fulltime service. Eligible employees are those who are terminated as the result of (1) a reduction of the Company's work force, (2) elimination of a job or position, (3) inability to satisfactorily perform required responsibilities, or (4) relocation of applicable Company facilities. The amount of severance paid is based upon the employee's base salary and length of service, and includes payment for vested but unused vacations and pro rated automobile allowances, if applicable. The only named executive officer who would receive aggregate severance in excess of $100,000 under the current policy is Mr. Ronald G. Harper. Mr. Harper's aggregate severance would be approximately $103,000 at September 30, 1995.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") was composed of Ronald G. Harper, President and Chief Executive Officer of the Company, and independent outside directors, John C. Bumgarner, Jr., Joseph C. McNay and Dr. David L. Huff. This Committee is responsible for overseeing and administering the Company's executive compensation program described below.

  Compensation Policy

     The executive compensation program of the Company is reviewed and approved annually by the Committee and is designed to serve the interest of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and good performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices which allow the Company to attract and retain highly qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the development and success of the Company by providing the flexibility to compensate individual performance; and

          (iii) directly align the interest of executives with the long-term interest of stockholders through compensation opportunities in the form of Common Stock ownership.

     These objectives are met through a program comprised of base salary and annual cash or stock incentive awards, which are tied to operating performance, and long-term incentive opportunities primarily in the form of incentive stock options.

     Salary. The Committee considers annual salary adjustments for the Company's executive officers, including those named in the Summary Compensation Table. Salary adjustments are designed to reflect internal comparability, organizational considerations and competitive data provided by outside surveys. As a general rule, salary ranges are targeted toward the median of survey results.


     Incentive Awards. Executives are eligible for cash awards annually based upon financial and nonfinancial results relative to pre-established performance targets and objectives.



     Stock Options. The Company's 1988 Stock Option Plan, approved by the stockholders in 1989, permits the Committee to grant incentive or nonstatutory stock options to executive officers. The plan provides for stock option awards giving executives the right to purchase Common Stock over a five-year period at the fair market value per share as of the date the option is granted. Options generally become exercisable in three equal annual installments beginning one year after grant. Neither Mr. Harper nor any other member of the Board of Directors are eligible to participate in the stock option plan.


  Chief Executive Officer Compensation


     Mr. Harper's overall compensation package has remained relatively constant during the three years ended September 30, 1995. Mr. Harper received annual incentive awards as set forth in the Summary Compensation Table. In determining the amount of annual incentive awards, the Committee took into consideration the Company's progress as evidenced by increased profitability in an environment affected by adverse economic conditions, the increased quality of core assets as a result of the Company's emphasis on its core client industry (retail petroleum), and Mr. Harper's increased personal attention to revitalization of certain significant client relationships.


     The Board of Directors did not reject or modify any compensation recommendation of the Compensation Committee.

                                            THE COMPENSATION COMMITTEE
                                            John C. Bumgarner, Jr.
                                            Ronald G. Harper
                                            Dr. David L. Huff
                                            Joseph C. McNay

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Ronald G. Harper, Chief Executive Officer of the Company, is the only member of the Compensation Committee who is also an employee or officer of the Company. In addition, Mr. Harper is a party to certain relationships and transactions with the Company which are described below.

     In November 1982, the Company entered into a ten year lease for its corporate headquarters with a joint venture in which Mr. Harper had a 23% interest. In April 1993, such joint venture relinquished its interest in the headquarters building to a non-affiliated third party mortgagee. In fiscal year 1993, the Company paid $148,000 under the lease to the joint venture. At the time the building was conveyed to the lender, the Company was in arrears on rental payments to the joint venture by approximately $600,000. The joint venture agreed to discount the arrearage by $280,000, leaving $320,000 owing, and to accept payment of the remaining balance in five equal annual installments of $60,000 commencing September 15, 1993, together with a one time payment of $20,000 at March 31, 1993.


     In 1993 and 1994, the Company entered into leases of computer equipment and related software from Ronald G. Harper or certain members of his family. The original cost of the equipment subject to lease was approximately $118,000. The lease agreements provided for quarterly rental payments by the Company of approximately $16,000. The transactions carry an inherent interest rate of 8.5% per annum. At September 30, 1995 the Company's remaining lease obligation to the indicated parties was $3,700 and all such leases expire December 31, 1995.



     The Company entered into a number of agreements on or about September 29, 1993 with certain of its directors, executive officers and significant stockholders, including Ronald G. Harper, all as discussed above under "Recapitalization Transaction." Among other undertakings, the Company agreed that upon the request of the Principal Investors (identified in "Recapitalization Transaction," including Mr. Harper) owning a specified percentage of shares of Common Stock, on one additional occasion (one such registration request having been satisfied by this Prospectus), the Company will register under the 1933 Act and applicable state securities laws, the sale of the Common Stock owned by the Principal Investors. The Company's obligation is subject to certain limitations regarding the timing of registrations and other matters. The Company is also obligated to offer, on up to two occasions, to the Principal Investors the opportunity to include shares of Common Stock owned by them in certain registration statements filed by the Company. In addition, the Company has agreed to indemnify the Principal Investors against securities law liabilities arising in connection with such offerings, other than liabilities arising as a result of information furnished to the Company by the Principal Investors participating in the registration. The Company is obligated to pay all expenses incident to such registration, except underwriting discounts and commissions allocable to the sale of shares by the Principal Investors.


     Mr. Harper and his wife extended a loan to the Company and certain of its subsidiaries in the amount of $1.5 million on July 30, 1990, in consideration for which the Harpers received a promissory note due June 30, 1991, and bearing interest at Chase Manhattan Bank, N.A. floating prime plus 1 1/2%. This note had been extended and was ultimately extinguished by the agreement of the Harpers to accept $150,000 in cash and convert the remaining balance of $1.35 million to equity as discussed under "Recapitalization Transaction."

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are employees of the Company receive no additional compensation as a result of their service as directors. Directors who are not employees of the Company are compensated at the rate of $1,500 for each board meeting attended and are reimbursed for any out-of-pocket expenses incurred in attending meetings.

PERFORMANCE GRAPH


     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended September 30, 1995 compared with the cumulative total returns of the NASDAQ Stock Market -- U.S. index and an industry peer group. The comparison assumes $100 was invested on September 30, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


      Measurement Period         MPSI SYSTEMS                    NASDAQ STOCK
    (Fiscal Year Covered)            INC.         PEER GROUP       MRKT - US
9/90                                       100             100             100
9/91                                        69             121             157
9/92                                        13             146             176
9/93                                        28             179             231
9/94                                       125             173             233
9/95                                       375             199             321


     For comparative purposes, the Company has identified a peer group including companies who are competitors or who are known to provide services similar to those provided by the Company. The peer group companies are CACI International Incorporated, Information Resources Incorporated, MARC Incorporated, Equifax Incorporated, Dun & Bradstreet, Acxiom Corporation, Market Facts Incorporated, SEI Corporation, and Fair Issac & Company.


                              CERTAIN TRANSACTIONS


     In November 1982, the Company entered into a ten year lease for its corporate headquarters with a joint venture in which Mr. Harper had a 23% interest. In April 1993, such joint venture relinquished its interest in the headquarters building to an unaffiliated third party mortgagee. In fiscal year 1993, the Company paid $148,000 under the lease to the joint venture. At the time the building was conveyed to the lender, the Company was in arrears on rental payments to the joint venture by approximately $600,000. The joint venture agreed to discount the arrearage by $280,000, leaving $320,000 owing, and to accept payment of the remaining balance in five equal annual installments of $60,000 commencing September 15, 1993, together with a one-time payment of $20,000 at March 31, 1993. The Company reached satisfactory leasing arrangements with the new owner of the building, and its current lease will expire on April 30, 1998.


     The Company entered into a number of agreements on or about September 29, 1993 with certain of its directors, executive officers and significant stockholders, all as discussed above under "Recapitalization Transaction." Under the terms of such agreements, the Company has agreed that, upon the request of the Principal Investors owning a specified percentage of shares of Common Stock, on one additional occasion (one such registration request having been satisfied by effectiveness hereof), the Company will register under the 1933 Act and applicable states securities laws, the sale of the Common Stock owned by the Principal Investors. The Company's obligation is subject to certain limitations regarding the timing of registrations and certain other matters. In addition, the Company has agreed to indemnify the Principal Investors against securities law liabilities arising in connection with such offerings, other than liabilities arising as a result of information furnished to the Company by the Principal Investors participating in the registration. The Company is obligated to pay all expenses incident to such registrations, except underwriter's discounts and commissions allocable to the sale of shares by the Principal Investors.


     Concurrent with the recapitalization transaction, the Company obtained a $500,000 line of credit from the Bank of Oklahoma, N.A., a holder of 10.38% of the Company's Common Stock, which declines $25,000 in availability each quarter (beginning December 31, 1993), matures in September 1996 and bears interest on any outstanding balances at New York prime plus 1 1/2%. The line is secured by receivables, property and equipment. Quarterly payments equal to 5% of the outstanding balance plus accrued interest commence at the end of the first calendar quarter during which the initial advance is made. No advances were outstanding under this agreement at September 30, 1995, and $300,000 remains available at that date.


     Mr. Harper and his wife extended a loan to the Company and certain of its subsidiaries (collectively referred to as the "Borrower") in the amount of $1,500,000 on July 30, 1990 in consideration for which the Borrower issued to the Harpers a promissory note due June 30, 1991 in the principal amount of $1,500,000 bearing interest at a fluctuating interest rate equal to the prime rate in effect at the principal New York office of Chase Manhattan Bank, N.A., plus one and one-half percent (the "Note"). The Note had been extended and was ultimately extinguished by the agreement of the Harpers to accept $150,000 in cash and convert the remaining balance of $1,350,000 to equity in connection with the recapitalization plan described above.


     In 1993 and 1994, the Company entered into leases of computer equipment and related software from its Chairman and Chief Executive Officer, Ronald G. Harper, or certain members of his family. The original cost of the equipment subject to lease was approximately $118,000. The lease agreements provided for quarterly rental payments by the Company of approximately $16,000. The transactions carry an inherent interest rate of 8.5% per annum. At September 30, 1995 the Company's remaining lease obligation to the indicated parties was $3,700 and all such leases expire December 31, 1995.


     The Company believes that the terms of the above described transactions were competitive and no less beneficial to the Company than would have been made available by unaffiliated parties. The Board of Directors of the Company has a policy that the Company not enter into any related party transactions unless approved by a majority of the Company's independent directors based upon independent evidence of fair value.

                                INDEMNIFICATION

     The Company has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "Law"), or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the Law, including circumstances in which indemnification is otherwise discretionary. MPSI has also entered into separate indemnification agreements with certain of its directors and executive officers which, among other terms and provisions, (i) provide the individuals a contractual right of indemnity, as opposed to reliance upon statutes or the Company's governing instruments, (ii) express the Company's intention to maintain liability insurance, and (iii) specify procedures for indemnity claims. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     As discussed in "Recapitalization Transaction," the Company entered into an agreement with the Principal Investors according them certain rights to require the Company make their shares of Common Stock freely tradeable by registration with the Commission. As a part of such agreements, the Company and the Principal Investors entered into reciprocal indemnity arrangements providing for indemnity against securities law liabilities arising in connection with this offering and other offerings pursuant to which such rights are exercised, other than liabilities arising as a result of information furnished by the party seeking indemnity.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Law, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Tulsa, Oklahoma. Members of such firm participating as Selling Stockholders hereunder include Thomas D. Gable, Thomas F. Golden and Michael D. Cooke.


                                    EXPERTS

     The consolidated financial statements and schedules of MPSI Systems Inc., at September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
Report of Independent Auditors.....................................................     F-2
Consolidated Statements of Operations for the Years Ended September 30, 1995, 1994
  and 1993.........................................................................     F-3
Consolidated Balance Sheets at September 30, 1995 and 1994.........................     F-4
Consolidated Statements of Cash Flow for the Years Ended September 30, 1995, 1994
  and 1993.........................................................................     F-5
Consolidated Statements of Stockholders' Equity for the Years Ended September 30,
  1995, 1994 and 1993..............................................................     F-6
Notes to Consolidated Financial Statements.........................................     F-7

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
MPSI SYSTEMS INC.

     We have audited the accompanying consolidated balance sheets of MPSI Systems Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MPSI Systems Inc. and subsidiaries at September 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.


                                            ERNST & YOUNG LLP



Tulsa, Oklahoma


November 13, 1995

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------------------
                                                                   1995            1994            1993
                                                                -----------     -----------     -----------
Revenues:
  Information services and software maintenance................ $22,348,000     $17,593,000     $18,747,000
  Software licensing...........................................   1,089,000       2,279,000         777,000
                                                                -----------     -----------     -----------
         Total revenues........................................  23,437,000      19,872,000      19,524,000
                                                                -----------     -----------     -----------
Cost of sales:
  Information services and software maintenance................  10,100,000       7,368,000       8,854,000
  Software licensing (Note 5)..................................     332,000         246,000         555,000
                                                                -----------     -----------     -----------
    Total cost of sales........................................  10,432,000       7,614,000       9,409,000
                                                                -----------     -----------     -----------
    Gross profit...............................................  13,005,000      12,258,000      10,115,000
Operating expenses:
  General and administrative (net of a $280,000 discount of
    rent in arrears by a related party in 1993 -- Note 10).....   2,571,000       2,388,000       1,930,000
  Marketing and client services................................   6,993,000       5,578,000       6,219,000
  Research and development.....................................   1,794,000       2,331,000       2,159,000
  Restructuring expenses (Note 13).............................          --              --         488,000
                                                                -----------     -----------     -----------
    Total operating expenses...................................  11,358,000      10,297,000      10,796,000
                                                                -----------     -----------     -----------
    Operating income (loss)....................................   1,647,000       1,961,000        (681,000)
Other income (expense):
  Interest income..............................................     195,000         205,000         346,000
  Interest expense.............................................     (12,000)        (16,000)       (398,000)
  Gain (loss) on foreign exchange..............................     638,000           8,000         (33,000)
  Other, net...................................................      15,000          92,000         (51,000)
                                                                -----------     -----------     -----------
  Income (loss) from continuing operations before income
    taxes......................................................   2,483,000       2,250,000        (817,000)
Income taxes...................................................    (454,000)       (294,000)       (122,000)
                                                                -----------     -----------     -----------
Income (loss) from continuing operations.......................   2,029,000       1,956,000        (939,000)
Discontinued operations (Note 2):
  Operating loss of RSI before disposition.....................          --        (431,000)       (266,000)
  Loss on RSI disposition......................................          --         (51,000)             --
  Gain on ESC lease settlement.................................          --              --       2,415,000
                                                                -----------     -----------     -----------
  Income before extraordinary item.............................   2,029,000       1,474,000       1,210,000
Extraordinary gain on extinguishment of debt (net of $7,000
  income taxes) (Note 6).......................................          --              --         350,000
                                                                -----------     -----------     -----------
  Net income................................................... $ 2,029,000     $ 1,474,000     $ 1,560,000
                                                                ===========     ===========     ===========
Per share (Note 11):
  Income (loss) per common and common equivalent share:
    Continuing operations...................................... $       .72     $       .71     $      (.94)
    Discontinued operations.................................... $        --     $      (.18)    $      2.15
    Extraordinary item......................................... $        --     $        --     $       .35
    Net income................................................. $       .72     $       .53     $      1.56


          See accompanying notes to consolidated financial statements.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                           SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
Current assets:
  Cash and cash equivalents.......................................  $ 1,270,000     $   635,000
  Short-term investments, at cost.................................       41,000          44,000
  Receivables (Notes 3 and 6):
     Trade........................................................    4,522,000       2,089,000
     Current portion of long-term receivables, net of
       unamortized discount.......................................    1,893,000       2,313,000
  Work in process inventory.......................................      304,000         532,000
  Prepayments.....................................................      175,000         216,000
                                                                    -----------     -----------
          Total current assets....................................    8,205,000       5,829,000
Long-term receivables, net of unamortized discount (Notes 3 and
  6)..............................................................    2,421,000       1,790,000
Property and equipment, net (Notes 4 and 6).......................    1,191,000         987,000
Software products, net (Note 5)...................................      673,000         601,000
Other assets......................................................      434,000         527,000
                                                                    -----------     -----------
          Total assets............................................  $12,924,000     $ 9,734,000
                                                                     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $   905,000     $ 1,224,000
  Accrued liabilities (Notes 7 and 9).............................    1,738,000       1,160,000
  Deferred revenue................................................    3,614,000       3,392,000
  Net current liabilities of discontinued operations (Note 2).....           --          58,000
                                                                    -----------     -----------
          Total current liabilities...............................    6,257,000       5,834,000
Noncurrent deferred revenue.......................................    1,961,000       1,068,000
Other noncurrent liabilities......................................      220,000         349,000
                                                                    -----------     -----------
          Total liabilities.......................................    8,438,000       7,251,000
                                                                    -----------     -----------
Commitments and contingencies (Note 10)...........................           --              --
Stockholders' equity (Notes 9 and 11):
  Preferred Stock, $.10 par value, 1,000,000 shares authorized,
     none issued or outstanding...................................           --              --
  Common Stock, $.05 par value, 20,000,000 shares authorized,
     2,733,000 and 2,728,000 shares issued and outstanding at
     September 30, 1995 and 1994, respectively....................      137,000         136,000
  Junior Common Stock, $.05 par value, 500,000 shares authorized,
     none issued or outstanding...................................           --              --
  Additional paid-in capital......................................   12,751,000      12,742,000
  Deficit.........................................................   (9,340,000)    (11,369,000)
  Foreign currency translation adjustment.........................      938,000         974,000
                                                                    -----------     -----------
          Total stockholders' equity..............................    4,486,000       2,483,000
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $12,924,000     $ 9,734,000
                                                                     ==========      ==========


          See accompanying notes to consolidated financial statements.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CASH FLOW (SEE ALSO NOTE 12)


                                                              YEAR ENDED SEPTEMBER 30,
                                                       ---------------------------------------
                                                          1995          1994           1993
                                                       ----------     ---------     ----------
Income (loss) from continuing operations.............  $2,029,000     $1,956,000    $ (939,000)
Adjustments to reconcile income (loss) from
  continuing operations to cash provided by
  continuing operations:
  Provision for loss on receivables in excess of
     write-offs......................................          --            --        (17,000)
  Depreciation and amortization of property and
     equipment.......................................     405,000       406,000        539,000
  Amortization of software products..................     294,000       246,000        546,000
  Deferred income taxes..............................          --        26,000        (33,000)
  Loss (gain) on sale of assets......................       7,000        (1,000)        36,000
  Write off of capitalized software development
     costs...........................................      30,000            --             --
Changes in assets and liabilities:
  Decrease (increase) in assets:
     Receivables.....................................  (2,436,000)     (715,000)     1,963,000
     Inventories.....................................     228,000      (254,000)       174,000
     Prepayments.....................................     138,000       191,000        364,000
  Increase (decrease) in liabilities:
     Trade payables and accruals.....................    (214,000)     (699,000)      (505,000)
     Taxes payable...................................     234,000       (24,000)      (327,000)
     Deferred revenue................................     924,000       440,000       (835,000)
                                                       ----------     ---------     ----------
          Net cash provided by continuing
            operations...............................   1,639,000     1,572,000        966,000
                                                       ----------     ---------     ----------
Loss from discontinued operations....................          --      (482,000)      (266,000)
Adjustments to reconcile loss from discontinued
  operations to cash provided (used) by discontinued
  operations:
  Provision for loss on receivables in excess of
     write-offs......................................          --         2,000         (4,000)
  Loss on sale of assets.............................          --        51,000          3,000
  Provision for income taxes.........................          --       (10,000)        (5,000)
  Depreciation and amortization......................          --        27,000         54,000
  Changes in noncash current assets and current
     liabilities.....................................          --            --        147,000
                                                       ----------     ---------     ----------
          Net cash used by discontinued operations...          --      (412,000)       (71,000)
                                                       ----------     ---------     ----------
          Net cash provided by operating
            activities...............................   1,639,000     1,160,000        895,000
                                                       ----------     ---------     ----------
Cash flows from investing activities:
  Increase in short-term investment..................          --       (28,000)       (16,000)
  Purchase equipment.................................    (634,000)     (388,000)      (163,000)
  Software development...............................    (396,000)     (590,000)       (68,000)
  Proceeds from disposition of assets................      16,000         7,000         27,000
  Proceeds from sale of discontinued RSI unit........          --        70,000             --
  Net investment activities of discontinued
     operations......................................          --       (11,000)      (295,000)
                                                       ----------     ---------     ----------
          Net cash used by investing activities......  (1,014,000)     (940,000)      (515,000)
                                                       ----------     ---------     ----------
Cash flows from financing activities:
  Proceeds from issuance of capital stock............      10,000            --      2,033,000
  Repayments of indebtedness.........................          --            --     (2,863,000)
  Payments under lease settlement arrangements.......          --            --        (80,000)
                                                       ----------     ---------     ----------
          Net cash provided (used) by financing
            activities...............................      10,000            --       (910,000)
                                                       ----------     ---------     ----------
Increase (decrease) in cash and cash equivalents.....     635,000       220,000       (530,000)
Cash and cash equivalents at beginning of period.....     635,000       415,000        945,000
                                                       ----------     ---------     ----------
Cash and cash equivalents at end of period...........  $1,270,000     $ 635,000     $  415,000
                                                       ==========     =========     ==========


          See accompanying notes to consolidated financial statements.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FISCAL YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995


                                             COMMON STOCK                                      FOREIGN
                                         --------------------   ADDITIONAL      RETAINED      CURRENCY         TOTAL
                                                     CARRYING     PAID-IN       EARNINGS     TRANSLATION   STOCKHOLDERS'
                                          SHARES      VALUE       CAPITAL      (DEFICIT)     ADJUSTMENT       EQUITY
                                         ---------   --------   -----------   ------------   -----------   -------------
Balance, September 30, 1992.............   861,000   $ 43,000   $ 8,679,000   $(14,403,000)  $ 1,075,000    $ (4,606,000)
  Stock issued to 401(k) Plan...........    55,000      3,000       121,000             --            --         124,000
  Stock sold in private placement (Note
     11):
     Cash sales.........................   903,000     53,000     1,980,000             --            --       2,033,000
     Non-cash exchange for debt.........   886,000     36,000     1,856,000             --            --       1,892,000
  Net income............................        --         --            --      1,560,000            --       1,560,000
  Translation adjustment................        --         --            --             --       (69,000)        (69,000)
                                         ---------   --------   -----------   ------------   -----------    ------------
Balance, September 30, 1993............. 2,705,000    135,000    12,636,000    (12,843,000)    1,006,000         934,000
  Net income............................        --         --            --      1,474,000            --       1,474,000
  Stock issued to 401(k) Plan...........    23,000      1,000       106,000             --            --         107,000
  Translation adjustment................        --         --            --             --       (32,000)        (32,000)
                                         ---------   --------   -----------   ------------   -----------    ------------
Balance, September 30, 1994............. 2,728,000    136,000    12,742,000    (11,369,000)      974,000       2,483,000
  Net income............................        --         --            --      2,029,000            --       2,029,000
  Stock options exercised...............     5,000      1,000         9,000             --            --          10,000
  Translation adjustment................        --         --            --             --       (36,000)        (36,000)
                                         ---------   --------   -----------   ------------   -----------    ------------
Balance, September 30, 1995............. 2,733,000   $137,000   $12,751,000   $ (9,340,000)  $   938,000    $  4,486,000
                                         =========   ========   ===========   ============   ===========    ============


          See accompanying notes to consolidated financial statements.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation: The accompanying consolidated financial statements include the accounts of MPSI Systems Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. All shares and per share data appearing in the consolidated financial statements and notes thereto reflect a one-for-ten reverse stock split (see Note 11).

     Revenue Recognition: Revenues and costs related to production of market information data bases are recorded based upon the ratio of costs incurred to total estimated completion costs (percentage-of-completion method). Revenues and costs related to single site studies, mini-market studies and other projects which are completed in a short time period are recognized at completion. Anticipated losses on contracts are charged against earnings at the time such losses are identified.


     The Company's software products are generally licensed to customers through noncancelable software license and maintenance contracts with terms of up to five years. The corresponding long-term receivables and deferred maintenance revenue from these installment contracts are stated at the discounted present value of annual license and maintenance payments to be received over the contract term based upon the prime rate of interest on the effective date of each contract. The present value discount, related to installments due after one year, is amortized to interest income using an accelerated method that equates interest earnings with outstanding receivable balances. Software license revenues, equal to the present value of the aggregate annual license installments, are recognized at the latter of contract execution or software delivery when collection is probable. When it cannot be determined that collection is probable, or if a contract contains cancellation options, software revenues are recognized as the annual installments are billed. At the time revenue is recognized, the Company has no remaining obligations under the software license and maintenance contracts other than providing postcontract customer support services related to the maintenance portion of the contract and performance obligations under any optional and separately priced training or consulting arrangements. Maintenance revenues, equal to the present value of annual installment payments, are recognized ratably over the term of the contracts as the postcontract customer support services are provided and the related costs are incurred and recognized. Optional training and consulting represent service transactions as to which revenues and expense are recognized when the earnings process is substantially complete.


     Statement of Cash Flows: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


     Property and Equipment: Property and equipment is stated at cost. Depreciation is provided using the straight-line method, over the estimated useful lives of the respective assets, except for leasehold improvements which are amortized over the lesser of the lease term or the economic life of the underlying asset. Since such assets are employed in all facets of the Company's operations, depreciation expense is reflected in cost of sales as well as in each category of operating expenses. The Company charges the cost of repairs and maintenance to expense as incur red and capitalizes the cost of replacements, renewals and betterments. When property or equipment is retired, the cost and accumulated depreciation are removed from the accounts, and the resulting gain or loss on the disposition is reflected in other income (expense).



     Software Products: Cost of software held for resale, which was either purchased with the intent to incorporate the acquired software in MPSI products or developed internally, is presented net of accumulated amortization. The costs of internally developed software include direct labor, materials and overhead, and relate to significant enhancements to existing software or to development of new software products. All costs incurred to establish the technological feasibility of internally developed software are charged to research and development expense as incurred. Royalties, which may become payable because of ongoing proprietary interests related to third-party software imbedded in MPSI products, are charged to cost of sales-software licensing as applicable software sales are recognized.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     The annual amortization of software products is computed on a product-by-product basis and is the greater of the amount determined using (1) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (2) the straight-line method over the remaining economic life of the product. Historically, the straight-line method has resulted in a greater amount of amortization in each accounting period and has, therefore, been the basis for amortization in the current period and in prior periods. Amortization starts when a product is available for general release to customers and is reflected in cost of sales-software licensing.

     In the event that capitalized software development costs are subsequently determined not to be fully recoverable from future operations, the carrying value of such software is reduced to an amount equal to its net realizable value less costs of marketing and distribution. The reduction in carrying value is recorded in cost of sales-software licensing.


     Inventory: Work-in-process is composed of direct labor, costs of gathering demographic data, indirect costs and overhead. Indirect costs and overhead are allocated to each contract based upon the direct labor incurred.


     Income Taxes: The Company applies the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 which was adopted October 1, 1993 as required. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the results of operations during the period that includes the enactment date.

     Earnings Per Share: Earnings per share computations are based upon the weighted average number of common shares outstanding during each period, including dilutive common stock equivalents related to unexercised stock options. Earnings per share computations do not give effect to common stock equivalents for any period in which their inclusion would have the effect of increasing the earnings per share amount or decreasing the loss per share amount otherwise computed.


     Foreign Currency Translation: Assets and liabilities of the Company's foreign operations, except Brazil, are translated from the foreign operating currency to the U.S. Dollar equivalent for consolidated reporting purposes using the applicable exchange rates at the balance sheet date. Revenues and expenses are translated at average rates for the year. Exchange differences from these translations are included in stockholders' equity. Where amounts denominated in a foreign currency are or are expected to be converted into dollars by remittance or repayment, the realized exchange differences are reflected in the results of operations. Due to high rates of inflation in Brazil, transactions and accounting records are maintained in U.S. Dollar equivalents.



     Restructuring Expenses: Expenses associated with corporate restructuring are recognized at the time that the underlying obligations are incurred. Severance costs are accrued in the accounting period during which management, having authority to do so, approves severance plans, provided that (1) the specific individuals or positions to be terminated have been identified and the costs thereof were reasonably quantifiable and probable of occurrence within the succeeding twelve months, and (2) prior to release of the financial statements for the affected period, the affected employees or positions are either terminated or the general terms of the termination plan have been communicated, including the benefits to which terminated employees are entitled or will voluntarily receive. The net present value of remaining lease obligations related to excess space is accrued in full at the time the space is abandoned, net of sublease recoveries which are probable. The costs of other corporate restructuring decisions are accrued at the time the obligations related thereto are incurred and quantifiable.


     New Accounting Pronouncements: In November 1992, the Financial Accounting Standards Board adopted Statement No. 112, "Employers' Accounting for Postemployment Benefits," effective for fiscal years

                       MPSI SYSTEMS INC. AND SUBSIDIARIES
beginning after December 15, 1993. In March 1995 the Financial Accounting Standards Board adopted Statement No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for fiscal years beginning after December 15, 1995. Adoption of these new Statements had no material effect on the Company's financial position or results of operations.



     In October 1995, the Financial Accounting Standards Board adopted Statement No. 123, "Accounting for Stock Based Compensation," effective for fiscal years beginning after December 15, 1995. FAS 123 provides MPSI the option to continue present methods of accounting for stock-based compensation with additional disclosure of the effects thereof had the accounting policies set forth in the Statement been adopted. MPSI will incorporate the required disclosure in future financial statements.


2. DISCONTINUED OPERATIONS:

     On September 1, 1994, the Company's wholly owned subsidiary, RSI, sold all of its noncash assets to an unaffiliated third party, Dakota Worldwide Corporation ("Dakota"). Dakota paid $70,000 cash, assumed trade accounts payable of approximately $97,000, assumed certain lease obligations of approximately $426,000 at the date of sale (although RSI remains contingently liable on such leases in the event Dakota fails to perform) and agreed to pay RSI future royalties equal to 10% of sales generated from RSI's client base through and including August 31, 1997. Dakota acquired trade accounts receivable, furnishings and equipment (with a net book value of $52,000) and work in process inventory. Dakota assumed all performance obligations related to contracts in force with RSI's customers at the sale date.


     Concurrent with this transaction, RSI and MPSI executed an agreement not to compete with Dakota in North America. RSI terminated all of its employees, subject to temporary retention of certain administrative staff, and RSI was responsible for all severance costs related thereto. The Company has completed a winding down of the corporate affairs of RSI and dissolved it effective September 25, 1995.



     Operating results of the discontinued RSI business unit were as follows:



                                                                  YEAR ENDED SEPTEMBER 30,
                                                                  -------------------------
                                                                     1994           1993
                                                                  ----------     ----------
    Revenues....................................................  $1,226,000     $1,945,000
    Loss before income taxes....................................    (440,000)      (271,000)
    Income tax benefit..........................................       9,000          5,000
    Loss from operations........................................    (431,000)      (266,000)



     The loss on disposal of RSI at September 30, 1994 included the following:



    Gain on net assets sold.....................................  $   32,000
    Accrued close-down costs....................................     (38,000)
    Income tax benefit..........................................       1,000
    Accrued employee severance..................................     (46,000)
                                                                  ----------
         Loss on disposal of discontinued operations............  $  (51,000)
                                                                   =========



     During fiscal year 1995, MPSI settled net liabilities of $58,000 accrued at September 30, 1994. No assets or liabilities related to discontinued operations remained at September 30, 1995.


     During fiscal year 1993, the Company settled all remaining liabilities related to the business of ESC, discontinued in 1991, including a facility's lease obligation. The Company paid the lessor a $206,000 cash settlement in March 1993 and was thereafter released from all remaining liability under that lease. As a result of settling the remaining liabilities, the Company reversed the remaining accrued lease liability resulting in a $2.4 million gain from discontinued operations (net of $20,000 income taxes, which amount reflects

                       MPSI SYSTEMS INC. AND SUBSIDIARIES
substantial reduction from expected income taxes due to application of net operating loss carryforwards) in the 1993 statement of operations.


3. RECEIVABLES:


     Trade accounts receivable include unbilled amounts of $1,662,000 at September 30, 1995 and $947,000 at September 30, 1994. These amounts represent market study revenues recognized under the percentage-of-completion method in excess of amounts billed and will generally be billable during the succeeding twelve months upon completion of the respective studies.



     Current and noncurrent receivables also include unbilled amounts of $4,254,000 at September 30, 1995 and $3,849,000 at September 30, 1994 (before present value discount and excluding $381,000 and $442,000 which had been billed at September 30, 1995 and 1994, respectively) related to multi-year software license and maintenance agreements. Since these agreements contain annual installment billing provisions, the unbilled receivable balance for some contracts is as much as four years' future annual billings. Of the September 30, 1995 unbilled amounts, $1,656,000 (compared with $2,005,000 at September 30,
1994) will be billed in the succeeding twelve months, and the remainder will be billed thereafter at such future dates as are specified in the respective contracts. The portion of such future billings related to maintenance and support services not yet performed is offset by corresponding amounts in deferred revenue. The current portions of long-term receivables are reduced by unamortized present value discount of $144,000 and $134,000 at September 30, 1995 and 1994, respectively. Noncurrent long-term receivables are presented net of unamortized present value discount in the amount of $177,000 and $54,000 at September 30, 1995 and 1994, respectively. The present value discount is imputed based upon the New York prime rate on the effective date of each agreement. Interest income related to these agreements was $171,000, $196,000, and $338,000 in fiscal years 1995, 1994 and 1993, respectively.



     A significant portion of the Company's business activity is with the major multinational oil companies. At September 30, 1995, 93% ($8,556,000) of the Company's receivables (before present value discounts) were from petroleum clients ($6,167,000 or 97% at September 30, 1994). The receivable portfolio is well diversified geographically which tends to mitigate the potential impact of fluctuations in petroleum activities which may otherwise result if receivables were confined to a particular geographic area. Software license agreements are payable over several years (generally five-year agreements) and are expected to be paid from operating cash flows of the customers. The Company does not require collateral or other security to support these contractual receivables. The carrying value of long-term receivables, net of unearned discount, approximates market value.


4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of:


                                                                           SEPTEMBER 30,
                                                    USEFUL LIFE     ---------------------------
                                                     IN YEARS          1995            1994
                                                    -----------     -----------     -----------
    Leasehold improvements........................   Various        $   713,000     $   713,000
    Computer equipment and software...............     4-5            6,243,000       5,706,000
    Office furnishings and equipment..............    3-10            1,655,000       1,672,000
                                                                    -----------     -----------
                                                                      8,611,000       8,091,000
    Accumulated depreciation......................                   (7,420,000)     (7,104,000)
                                                                    -----------     -----------
      Net property and equipment..................                  $ 1,191,000     $   987,000
                                                                    ===========     ===========



     The provision for depreciation was $405,000, $406,000 and $539,000, for the years ended September 30, 1995, 1994 and 1993, respectively. At September 30, 1995, fully depreciated assets with an aggregate original cost of approximately $6.3 million remain in use.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

5. SOFTWARE PRODUCTS:


                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
    Capitalized software development costs....................  $ 3,171,000     $ 2,805,000
    Accumulated amortization..................................   (2,498,000)     (2,204,000)
                                                                -----------     -----------
    Net software products.....................................  $   673,000     $   601,000
                                                                ===========     ===========



The provision for amortization, reflected in Software Licensing cost of sales, was $294,000, $246,000, and $546,000 for the years ended September 30, 1995,
1994 and 1993, respectively.


6. DEBT:

     The Company's chairman and chief executive officer extended a loan to the Company and certain of its wholly owned subsidiaries in the amount of $1,500,000 on July 30, 1990. The loan bore interest equal to the prime rate in effect at the principal New York office of Chase Manhattan Bank, N.A. plus one and one-half percent. The outstanding balance was liquidated in connection with the September 1993 equity recapitalization transaction (see Note 11) by cash payment of $150,000 and exchange of the remaining $1,350,000 for Common Stock of the Company.


     In fiscal year 1993 until September 29, 1993, the Company had a note payable to Bank of Oklahoma, N.A. (the "Bank"). The Company was in default during that period until a debt restructuring which took place effective January 19, 1993. This restructuring arrangement provided for an extension of the Bank's commitment to MPSI through November 30, 1993, waived previous defaults in existence at that time, and amended weekly debt service and financial reporting requirements. No gain or loss resulted from this restructuring transaction. The Company complied with the restructuring agreement until the loan was liquidated as the result of an equity recapitalization on September 29, 1993.



     On September 29, 1993 the Company consummated an infusion of equity capital as described more fully in Note 11. Approximately $1,725,000 and $150,000 of the proceeds from that transaction were paid to the Bank and to the Company's Chairman, respectively, as partial liquidation of the aforementioned debt instruments. The remaining $1 million debt owing to the Bank was liquidated in exchange for 286,000 shares of MPSI Common Stock, which had a market value at September 29, 1993 of approximately $2.25 per share. This transaction, which represented a concession by the Bank in connection with a restructuring of troubled debt, resulted in a pre-tax extraordinary gain of $357,000 representing the difference between the $1 million owed to the Bank (after the partial payment) and the $643,000 value of the Common Stock exchanged. As the result of the recapitalization transaction, the Company had no further debt obligation at September 30, 1993, except for normal trade payables and accrued liabilities.



     Concurrent with the equity transaction, the Company obtained a $500,000 line of credit from the Bank which declines $25,000 in availability each quarter (beginning December 31, 1993), matures in September 1996 and bears interest on any outstanding balances at New York prime plus 1 1/2%. The line is secured by receivables, property and equipment. Quarterly payments equal to 5% of the outstanding balance plus accrued interest commence at the end of the first calendar quarter during which the initial advance is made. No advances were outstanding under this agreement at September 30, 1995, and $300,000 remained available at that date. The agreement restricts the Company's external financing and capital acquisitions during the commitment period as described below:


     - Leasing arrangements (excluding workstation computer equipment) must be limited such that aggregate rentals during any consecutive twelve-month period do not exceed $3.5 million.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     - No more than $1,050,000 of expenditures may be made annually for acquisition, construction, expansion or improvement of capital assets (excluding computer workstations).

     - Aggregate expenditures for computer workstation equipment may not exceed $600,000 during the commitment period.

     - The Company must not permit to exist any borrowings except (a) borrowings under this agreement, (b) borrowings in connection with workstation computer equipment, (c) obligations related to trade payables incurred in the ordinary course of business, or (d) obligations under existing leases.

     The Company is in compliance with these restrictions, and management is of the opinion that these financial restrictions will not adversely affect the Company's operations as they allow sufficient flexibility to meet anticipated operating requirements.

7. INCOME TAXES:


                                                          YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------------
                                                      1995          1994           1993
                                                   ----------     ---------     ----------
    Income (loss) from continuing operations
      before income taxes:
      Domestic...................................  $3,515,000     $2,977,000    $  513,000
      Foreign....................................  (1,032,000)     (727,000)    (1,330,000)
                                                   -----------    ----------    -----------
              Total..............................  $2,483,000     $2,250,000    $ (817,000)
                                                   ===========    ==========    ===========
    Income taxes (benefits):
      Current:
         Federal.................................  $   80,000     $  56,000     $   37,000
         State...................................     203,000         3,000        (10,000)
         Foreign.................................     171,000       209,000        128,000
                                                   -----------    ----------    -----------
              Current income taxes...............     454,000       268,000        155,000
                                                   -----------    ----------    -----------
      Foreign deferred income tax (benefits).....          --        26,000        (33,000)
                                                   -----------    ----------    -----------
              Provision for total income taxes...  $  454,000     $ 294,000     $  122,000
                                                   ===========    ==========    ===========


     A reconciliation of the provision for income taxes at the applicable Federal statutory income tax rate to the actual provision for income taxes follows:


                                                          YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------------
                                                      1995          1994           1993
                                                   ----------     ---------     ----------
    Expense (benefit) at statutory rate..........  $  869,000     $ 787,000     $ (378,000)
    Alternative minimum tax......................      80,000        56,000         37,000
    Foreign income and taxes, net................    (201,000)      177,000         35,000
    Loss carryforwards...........................     418,000       311,000        537,000
    Federal loss carryforwards utilized..........    (813,000)    (1,069,000)     (124,000)
    State income taxes...........................     132,000         2,000         (6,000)
    Other, net...................................     (31,000)       30,000         21,000
                                                   -----------    ----------    -----------
      Income taxes...............................  $  454,000     $ 294,000     $  122,000
                                                   ===========    ==========    ===========



     Income taxes of $352,000 were payable at September 30, 1995 ($28,000 at September 30, 1994). The Company does not accrue income taxes on undistributed earnings of certain foreign subsidiaries which are permanently invested. At September 30, 1995 and 1994, the amount of undistributed earnings for which taxes have not been accrued was insignificant.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     At September 30, 1995, the Company has various U.S. tax credits of $689,000 which expire between 1996 and 2007. As discussed in Note 11, should stock transactions occur prior to September 28, 1996, which have the effect of increasing the relative holdings of certain parties to the 1993 recapitalization by more than 3%, the Company's tax carryforwards would be limited as to annual utilization thereafter. Such limitations might result in the recognition of substantial deferred income taxes related to temporary differences, the effects of which are currently offset by such carryforwards in the financial statements. These carryforwards have eliminated the U.S. deferred income tax liabilities at September 30, 1995 and 1994. At September 30, 1995, certain foreign subsidiaries have net operating loss carryforwards of approximately $7,693,000 which may be utilized in future years.



     Effective October 1, 1993, the Company adopted Statement of Accounting Standard No. 109, "Accounting for Income Taxes". Adoption of the Statement had no effect on the Company's financial position or results of operations. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:



                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
    Deferred tax liabilities:
      Software revenue........................................  $   825,000     $   992,000
      Depreciation............................................       49,000          27,000
      Other...................................................       98,000          98,000
                                                                -----------     -----------
              Total deferred tax liabilities..................      972,000       1,117,000
                                                                -----------     -----------
    Deferred tax assets:
      Accrued liabilities.....................................      245,000         218,000
      U.S. and foreign loss carryforwards.....................    2,279,000       2,779,000
      U.S. tax credit carryforwards...........................      689,000       1,176,000
                                                                -----------     -----------
              Total deferred tax assets.......................    3,213,000       4,173,000
      Valuation allowance for deferred tax assets.............   (2,339,000)     (3,150,000)
                                                                -----------     -----------
              Net deferred tax assets.........................      874,000       1,023,000
                                                                -----------     -----------
              Net deferred tax liabilities included in Other
                Noncurrent Liabilities........................  $    98,000     $    94,000
                                                                ===========     ===========


     Utilization of the Company's tax credit and loss carryforwards is dependent on realizing taxable income in the appropriate tax jurisdiction. Deferred tax assets for these carryforwards have been reduced by the valuation allowance to an amount that is more likely than not to be realized.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

8. BUSINESS SEGMENT AND REVENUE FROM MAJOR CUSTOMERS:


     The Company operates in one business segment from its principal production facility in the United States supported by satellite production facilities in England and Brazil. Foreign sales offices are currently maintained in Australia, Brazil, Japan, the United Kingdom and Singapore. The following table sets forth the revenues and other information related to continuing services provided by each of the Company's three production centers.



                                                                         YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------------------
                                                                   1995            1994            1993
                                                                -----------     -----------     -----------
Revenues:
Unaffiliated customers:
  United States................................................ $21,839,000     $18,045,000     $16,888,000
  Europe.......................................................   1,369,000       1,428,000       2,194,000
  Brazil.......................................................     229,000         399,000         442,000
Between geographic areas(1):
  United States................................................     300,000         391,000         957,000
  Europe.......................................................     284,000         384,000         595,000
  Asia/Pacific Rim.............................................   2,222,000       2,033,000       1,925,000
Eliminations...................................................  (2,806,000)     (2,808,000)     (3,477,000)
                                                                -----------     -----------     -----------
         Total revenues........................................ $23,437,000     $19,872,000     $19,524,000
                                                                ===========     ===========     ===========
Operating income (loss):
  United States................................................ $ 2,868,000     $ 2,520,000     $   821,000
  Europe.......................................................    (649,000)       (430,000)     (1,177,000)
  Brazil.......................................................    (572,000)       (129,000)       (325,000)
                                                                -----------     -----------     -----------
         Total operating income (loss)......................... $ 1,647,000     $ 1,961,000     $  (681,000)
                                                                ===========     ===========     ===========
Identifiable assets:
  United States................................................ $11,581,000     $ 8,620,000     $ 9,109,000
  Europe.......................................................     891,000         860,000         643,000
  Brazil.......................................................     452,000         254,000         288,000
                                                                -----------     -----------     -----------
         Total assets.......................................... $12,924,000     $ 9,734,000     $10,040,000
                                                                ===========     ===========     ===========
Export sales from U.S.:
  Canada....................................................... $   749,000     $   572,000     $ 1,185,000
  Central America..............................................     154,000         418,000         524,000
  South America................................................   1,554,000         790,000         648,000
  Europe.......................................................     903,000       1,475,000       2,175,000
  Asia/Pacific Rim.............................................  10,066,000       8,724,000       9,090,000
  Africa.......................................................     143,000         137,000           8,000
                                                                -----------     -----------     -----------
         Total export sales.................................... $13,569,000     $12,116,000     $13,630,000
                                                                ===========     ===========     ===========
Consolidated revenues from foreign customers by geographic area are as follows:
  Canada and Central America................................... $   903,000     $   991,000     $ 1,709,000
  Singapore, Australia and Japan...............................  10,066,000       8,724,000       9,089,000
  Europe and United Kingdom....................................   2,271,000       2,903,000       4,369,000
  Africa.......................................................     143,000         137,000           8,000
  South America................................................   1,783,000       1,189,000       1,091,000
                                                                -----------     -----------     -----------
         Consolidated foreign revenues......................... $15,166,000     $13,944,000     $16,266,000
                                                                ===========     ===========     ===========
Depreciation and amortization of property and equipment:
  United States................................................ $   366,000     $   373,000     $   416,000
  Europe.......................................................      24,000          18,000         102,000
  Brazil.......................................................      15,000          15,000          21,000
Capital expenditures:
  United States................................................ $   565,000     $   374,000     $   160,000
  Europe.......................................................      64,000          14,000           1,000
  Brazil.......................................................       5,000              --           2,000


---------------

(1) Sales between geographic areas are made at prices that generally approximate the prices of similar charges to unaffiliated customers.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     Approximately 96% of total revenues from continuing operations were derived from the petroleum industry during the year ended September 30, 1995 (99% and 97% during 1994 and 1993, respectively). Individual customers accounted for MPSI revenues which were in excess of 10% of consolidated revenues in 1993, 1994 or 1995 as follows:



                                                   1995               1994               1993
                                              --------------     --------------     --------------
                                              AMOUNT     %       AMOUNT     %       AMOUNT     %
                                              ------    ----     ------    ----     ------    ----
    Exxon/Esso/Imperial......................  $4.4       19      $3.8       19      $3.2       16
    Texaco...................................  $ .6        3      $2.2       11      $2.4       13
    Shell....................................  $2.8       12      $2.1       11      $2.1       11
    Amoco....................................  $2.5       11      $1.4        7      $ .2        1


     Although the Company would be adversely affected if several petroleum industry customers curtailed their long-term usage of MPSI products or in the event of a significant long-term economic downturn in the petroleum industry generally, the Company's petroleum clients are well diversified geographically which reduces the long-term risk attendant with its industry dependence, and MPSI has historically experienced high renewal rates for its software license and maintenance agreements.

9. EMPLOYEE BENEFITS:


     Under an employee stock ownership and investment plan, all participants may contribute up to 16% of their annual earnings. Subject to certain limitations, the Company will contribute in cash or Common Stock an amount equal to but not less than 50% or more than 100% of a participant's salary deferral contributions that are not in excess of 6% of the participant's earnings for the year. Contributions may be invested in the Company's Common Stock or in five other equity or fixed-income funds. At September 30, 1995 and 1994, the Company had accrued $102,000 and $91,000 of liabilities for matching contributions to the 401(k) plan (which in each case represented the estimated Company match attributable to nine months of participant contributions since the Plan year ends December 31). The Company liquidated its matching contribution liability for the Plan year ended December 31, 1993 during fiscal year 1994 by contributing previously unissued Common Stock at a value of $107,000. During fiscal year 1995, the Company paid a $121,000 cash matching contribution applicable to the Plan year ended December 31, 1994. The matching contribution for Plan year 1995 will be paid during fiscal year 1996.



     The Company has reserved 750,000 shares of Common Stock for issuance of stock options under a 1988 stock option plan which expires in 1998. An additional 130,000 shares are potentially issuable if outstanding options under a 1984 stock option plan are exercised. The remaining options under the 1984 plan expire from September 3, 1998 to November 28, 1999, and no further options may be granted under that plan.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     The following table summarizes the status of the plans at September 30, 1995:


                                                                 NO. OF      OPTION PRICE
                                                                 SHARES        PER SHARE
                                                                 -------     -------------
    Outstanding September 30, 1992.............................   89,490     $ 5.60-$38.80
      Granted..................................................  106,500            $ 2.25
      Cancelled................................................  (77,655)    $ 5.60-$38.80
      Expired..................................................   (8,735)    $22.50-$38.80
                                                                 -------
    Outstanding September 30, 1993.............................  109,600     $ 2.25-$17.50
      Granted..................................................   18,000     $ 3.00-$ 4.50
      Cancelled................................................  (15,500)           $ 2.25
                                                                 -------
    Outstanding September 30, 1994.............................  112,100     $ 2.25-$17.50
      Granted..................................................   68,900            $ 3.00
      Cancelled................................................   (8,050)    $ 2.25-$ 8.75
      Exercised................................................   (4,333)           $ 2.25
                                                                 -------
    Outstanding September 30, 1995.............................  168,617     $ 2.25-$17.50
                                                                 =======
    Exercisable September 30, 1995.............................   62,912     $ 2.25-$17.50
                                                                 =======



     The Company accrued $140,000 at September 30, 1995 (none accrued at September 30, 1994); in connection with incentive award programs for certain employees. The awards were accrued based upon the Company's achievement of certain revenue and operating income objectives and the respective contributions of certain employees to the achievement of those objectives. The various incentive plans specify cash settlement of the accrued liability prior to December 31, 1995.



     At September 30, 1994 and 1995, the Company had an accrual of approximately $110,000 in connection with discretionary employee performance awards in the form of deferred compensation. Such amount was earned and accrued based on the employee's performance during the year ended September 30, 1994. Under deferred compensation agreements with certain key employees as approved by the Compensation Committee, the Company will pay future cash awards to the specified employees upon the achievement, for thirty consecutive business days, of a $6.00 per share market price for the Company's Common Stock. Such payments could be made at any point after November 29, 1995, assuming stock price and other vesting requirements have been met. The liability for these discretionary bonuses is reflected in the consolidated balance sheets under the caption Other Noncurrent Liabilities.



     At September 30, 1995 and 1994, the Company had accrued $546,000 and $482,000, respectively, related to employee vacations earned but not yet taken.


10. COMMITMENTS AND CONTINGENCIES:


     In early fiscal year 1993, the Company was in arrears under the lease for its corporate headquarters. The lessor was a joint venture in which the Company's chairman had a noncontrolling financial interest and a director with nominal shareholdings in the Company had a dominant financial interest. At March 31, 1993 the Company resolved its $600,000 rental arrearage with the lessor. The lessor agreed to discount the arrearage by approximately $280,000, leaving $320,000 owing, and to accept payment of the remaining balance in five annual installments of $60,000 commencing September 15, 1993, together with a one-time payment of $20,000 at March 31, 1993. As neither the Company nor its chairman exercised significant influence over the joint venture, the discount to the arrearage was recognized as a reduction of general and administrative expense in 1993. Related party rent expense of $228,000 and $693,000 was paid in 1993 and 1992, respectively. The Company has made all payments required to date. New leasing arrangements negotiated by

                       MPSI SYSTEMS INC. AND SUBSIDIARIES
the Company with the new owner of the building, an unaffiliated third party, which took effect April 1, 1993, cover 40,000 square feet and expire April 1998.


     During 1993 and 1994, the Company leased computer equipment from its chairman and members of his family under various agreements which require aggregate quarterly payments of approximately $16,000 and expire in 1995. Approximately $45,000 was paid under such agreements during each of the years ended September 30, 1995 and 1994 ($24,000 in 1993).



     The Company leases other office space and equipment under various agreements, substantially all of which have been accounted for as operating leases. Rental expense, including the leases described above, of $1,095,000 was recorded during the year ended September 30, 1995 ($1,265,000 and $1,794,000 in 1994 and 1993, respectively). Aggregate future rentals under these commitments are as follows: 1996 -- $834,000; 1997 -- $694,000; 1998 -- $329,000, and
1999 -- $3,000.



     In connection with the discontinued RSI business unit and sale of its assets as described in Note 2, the Company remains contingently liable until December 31, 1997, for certain lease obligations in the event that the purchaser does not fully perform in accordance with the lease terms. The Company has received no notices of non-performance on these obligations. At September 30, 1995, the aggregate remaining lease obligations assumed by the purchaser were $2,000 related to equipment leases and $280,000 related to the office space which RSI occupied prior to the sale. The annual amounts under such lease obligations for which the Company might be liable in the event that Dakota fails to perform are: 1996 -- $126,000; 1997 -- $124,000, and 1998 -- $32,000.


11. EQUITY INFUSION:

     Effective September 29, 1993, the Company completed a series of transactions as part of a broad equity recapitalization plan which yielded total proceeds of $4.4 million as set forth below. The plan involved not only injection of cash, but a conversion of significant debt to equity. Unless otherwise indicated, all transactions were based on a price of $2.25 per share. All shares and per share data appearing in the consolidated financial statements and notes thereto reflect a one-for-ten reverse stock split described below.


                                                                              STOCK ISSUED
                                           PROCEEDS TO REGISTRANT    -------------------------------
                                           -----------------------                 COMMON EQUIVALENT
                                                           DEBT                     OF CONVERTIBLE
           NAME OF STOCKHOLDER                CASH      CONVERSION     COMMON      PREFERRED SHARES
-----------------------------------------  ----------   ----------   ----------    -----------------
Investors acquiring more than 5% of
  outstanding stock:
  Ronald G. Harper.......................  $       --   $1,350,000           --         600,000
  John C. Bumgarner, Jr. ................     500,000           --      162,222          60,000
  Joseph C. McNay........................     500,000           --      162,222          60,000
  The Robertson Stephens Orphan Fund.....     412,000           --      182,890              --
  Sanford Orkin..........................     500,000           --      222,222              --
  Bank of Oklahoma, N.A.(1)..............          --    1,000,000      285,715              --
All other investors, each of whom
  acquired less than 5% of outstanding
  stock
  (12 persons)...........................     121,000           --       53,999              --
                                           ----------   ----------   ----------         -------
          Totals.........................  $2,033,000   $2,350,000    1,069,270         720,000
                                           ==========   ==========   ==========         =======


---------------

(1) Conversion price was $3.50 per share which reflects the Bank's concession in a troubled debt restructuring.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     Preferred Stock was issued only as a temporary investment vehicle to facilitate consummation of the equity transaction. It was utilized because, until a reverse stock split could be accomplished, the Company did not have sufficient authorized Common Stock to complete the transaction. Because of the temporary nature of the Preferred Stock, it has been reflected herein as if converted at September 30, 1993.

     The Preferred Stock had been previously authorized by the Company's shareholders, but the Board of Directors established its relative rights and privileges upon issuance in this transaction. The 72 shares of Preferred Stock issued were convertible into 720,000 shares of Common Stock. Even prior to conversion, the Preferred Stockholders possessed the equivalent voting power to holders of 720,000 shares of Common Stock. The agreements pursuant to which the Preferred Stock was issued provide that one day after effectiveness of the Reverse Stock Split described below, such shares automatically convert to 720,000 shares of Common Stock.

     Of the total $2,033,000 cash proceeds from the transaction, $1,725,000 was paid to Bank of Oklahoma, N.A., to discharge the remaining balance of the Company's indebtedness to such bank. An additional $150,000 was used to satisfy the remaining portion of an original $1,500,000 Company indebtedness to Ronald
G. Harper and family, a substantial portion of which is being converted to equity, as set forth above. Remaining cash proceeds of approximately $158,000 were used to pay transaction costs associated with the private placements of stock, entering into related agreements and for general working capital purposes. The Company accrued approximately $101,000 of estimated transaction costs with a corresponding charge to additional paid-in capital.


     The Company made several agreements in connection with the private placements. Among others, the principal investors, being John C. Bumgarner, Jr., Ronald G. Harper, Joseph C. McNay, Sanford Orkin, The Robertson Stephens Orphan Fund and Bank of Oklahoma, N.A. (collectively, the "Principal Investors"), required the Company grant them demand registration rights for the restricted securities received in the private placement. Specifically, upon request of 30% of the stock subject to the agreements, and so long as 10% of all Company Common Stock would be represented, the Principal Investors have a right to require the Company to file and make effective with the Securities and Exchange Commission one additional registration statement for their stock. In addition, should the Company ever decide to file a registration statement for its own account or for the benefit of stockholders other than the Principal Investors, the Principal Investors nevertheless may elect to have their securities included in such other registration statements collectively on up to two occasions. Selling Stockholders, other than the Principal Investors, were also accorded registration rights to be exercised at the same time and on the same terms as those applicable to the Principal Investors. All registration rights extended in the private placement expire on September 29, 1998.



     Other miscellaneous agreements were reached in connection with the private placement as well. The Principal Investors are entitled to price protection assuring that for a period of three years, the Company does not issue Common Stock at a value of less than $2.25 per share, subject to certain exceptions, or they will be permitted to receive additional shares as if they had purchased at the lower price or prices. Further, certain holders of Common Stock received in the private placement have agreed upon a disposition procedure for a three-year term designed to not jeopardize the Company's credit carryforwards for federal income taxes. However, because all stockholders are not subject to such restrictions, and considering the new stock issued in the private placement and the relatively small percentage of outstanding equity (less than 3%) which, if ownership changed or the Company issued a comparable amount of new stock, could limit the tax credit carryforwards, this attractive tax benefit is at risk. The Principal Investors have among themselves also agreed to a pro rata co-sale right should any of the principal group of investors wish to sell their stock. A part of the Principal Investors' agreements also assure the existing slate of directors shall remain in office for the next three years, and that during such period the Audit, Compensation and Nominating Committees will be composed of the members serving as of September 29, 1993. Other agreements reached provide for regular financial and budgetary reporting to the Board of Directors, together with limitations upon operational

                       MPSI SYSTEMS INC. AND SUBSIDIARIES
authority of the officers to incur indebtedness in excess of $100,000 on behalf of the Company without prior Board approval. Another voting agreement entered into by the Principal Investors requires 61% or greater approval of the Common Stock for the Company to merge, consolidate, or enter into a transaction to sell or lease all or substantially all of its assets, or to issue additional shares of equity except to employment benefit or incentive plans. Lastly, John C. Bumgarner, Jr. and Joseph C. McNay each have the right to advance the nomination of another individual for a director's position, and the Principal Investors have agreed to vote their shares in support of any such nomination. The relative holdings of such persons assure that any nominee of Mr. Bumgarner or Mr. McNay will be approved.



     On November 16, 1993, stockholders, representing 78% of the combined voting power of outstanding common and preferred stock, approved a reverse stock split effective November 18, 1993. Holders of Common Stock outstanding at the effective date ("Old Stock") received one share of Common Stock ("New Stock") for each ten shares of Old Stock surrendered. The Company will pay cash for incremental shares. On the effective date, all convertible preferred shares automatically converted to New Stock at the rate of 10,000 common shares for each preferred share. After the conversions and reverse split there were 2,704,735 shares of Common Stock outstanding. At September 30, 1995, the number of shares outstanding has been adjusted downward by 35 shares as the result of fractional shares resulting from the reverse stock split which were eliminated by cash payment.



     The adjusted weighted average shares utilized in determining income (loss) per share were 2,802,000 for fiscal year 1995, 2,766,000 for fiscal year 1994 and 998,000 for fiscal year 1993. Earnings per share in 1993 reflect the pro rata portion of the year during which new equity shares were outstanding.


12. SUPPLEMENTAL CASH FLOW INFORMATION:

     The following information concerning noncash transactions is provided to supplement the Consolidated Statements of Cash Flow.


     The equity recapitalization which took place September 29, 1993, resulted in a noncash conversion of $2,350,000 debt into equity and a noncash extraordinary gain of $350,000 net of income taxes. Concurrent with that transaction, the Company accrued $101,000 for legal costs offset by a noncash charge to additional paid-in capital.


     During 1993, the Company negotiated various settlements related to lease arrearages which resulted in (1) a noncash gain of $2,415,000 from discontinued operations, (2) transfer of equipment and furnishings having an aggregate net book value of $127,000 to a lessor in partial settlement, and (3) reclassification of certain lease liabilities in the amount of $264,000 from current to noncurrent. In addition, property and equipment having a net book value of $32,000 were abandoned resulting in a noncash reduction in that asset category.

     In the normal course of business, certain clients exercised contract cancellation options available in their software license agreements in response to economic downturns in their operating regions. As the Company, in accordance with its policy, had not recognized any revenues on such contingent portions of those agreements, the cancellations resulted in noncash reductions of long-term receivables and deferred revenues in the amount of approximately $65,000 during fiscal year 1995 and $226,000 during fiscal year 1994.


     The Company satisfied its 401(k) matching contribution for the Plan year ended December 31, 1993 by subsequently issuing its Common Stock. This transaction resulted in a noncash reduction of accrued liabilities and a corresponding increase in Common Stock and additional paid-in capital of approximately $107,000 in fiscal year 1994.

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

     The Company paid interest of $12,000 during fiscal year 1995, $16,000 in fiscal year 1994, and $380,000 in fiscal year 1993. Income taxes of $220,000, $295,000, and $390,000 were paid during fiscal years 1995, 1994 and 1993, respectively.


13. CORPORATE RESTRUCTURING:


     During the three years ended September 30, 1993, the Company undertook substantial downsizing in order to reduce operating expenses. The Company refocused its sales and product development activities on its core products and services which target the retail petroleum industry, which industry accounted for more than 95% of the Company's revenues at September 30, 1995, 1994 and 1993. The downsizing and reorganization necessitated a reduction in personnel as well as a smaller physical presence in certain foreign and domestic locations.



     In 1993, approximately 106 employees representing 30% of work force were terminated or resigned (65 in the U.S. at a cost of $240,000, 29 in England at a cost of $117,000 and 12 in various other foreign offices at a cost of $13,000). The Company also negotiated a reduction in the space occupied by its corporate headquarters at a cost of $88,000 to renovate retained space and restore abandoned space (but resulted in annual rental savings of more than $500,000 thereafter), and abandoned its office lease in Canada at a cost of $30,000. No further reorganization costs were incurred during fiscal years 1994 and 1995.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................      2
Recapitalization Transaction........      5
Use of Proceeds.....................      7
Plan of Distribution................      8
Description of Capital Stock........     10
Business............................     13
Market Information for MPSI Common
  Stock.............................     22
Selected Financial Data.............     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     24
Directors and Executive Officers
  of MPSI...........................     28
Stock Ownership of Certain
  Beneficial Owners and
  Management........................     30
Executive Compensation..............     32
Certain Transactions................     36
Indemnification.....................     37
Legal Matters.......................     38
Experts.............................     38
Index to Consolidated Financial
  Statements........................    F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------


                                1,780,436 SHARES


                                  COMMON STOCK

                                     (LOGO)

                               MPSI SYSTEMS INC.

                      -----------------------------------

                       A M E N D E D  P R O S P E C T U S

                      -----------------------------------

                                            , 1995

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company has agreed to pay all of the following fees and expenses on behalf of the Selling Stockholders:


                                                                                  ESTIMATED
                                                                                    AMOUNT
                                                                                  ----------
Securities and Exchange Commission Registration Fee............................. $  4,473.17*
Printing Expenses...............................................................   84,000.00
Accounting Fees and Expenses....................................................   45,000.00
Blue Sky Expenses...............................................................    7,000.00
Legal Fees and Expenses.........................................................   40,000.00
Transfer Agent and Registrar's Fees.............................................    9,583.00*
Miscellaneous Offering Costs....................................................   12,000.00
                                                                                  ----------
  Total......................................................................... $202,056.17
                                                                                  ==========


---------------

 * Fees marked with an asterisk are exact and all others are estimated and approximate. The fees so marked have previously been paid.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the facts and circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of an unlawful dividend, or for an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Effective February 17, 1987, the Company amended its Certificate of Incorporation by adding a new Article XI to limit the liability of its directors under the circumstances described above.

     Article IX of the Company's Certificate of Incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Such article also states that the charter indemnification shall not be deemed exclusive of any other rights to indemnity available to the party seeking indemnity.

     Article VII, Section 1 of the Company's By-laws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers, employees and agents of the Company and their respective heirs, executors and administrators, to the extent provided by the Delaware General Corporation Law.


     On August 5, 1986, the Company entered into separate indemnification agreements with its directors and officers then serving. Directors and officers still in such capacity with the Company and who received such agreements were all the currently serving directors, namely, Ronald G. Harper, John C. Bumgarner, Jr., Joseph C. McNay, Dr. David L. Huff and John J. McQueen. The only officers covered by these contracts who are still employed by MPSI are Mr. Harper and Dorothy Y. Terhune.


     While the indemnification extended is to the full extent provided under the Company's Certificate of Incorporation, Bylaws and Delaware law, it is also specifically stated to generally encompass any and all expenses, financial penalties or settlements actually and reasonably incurred by an indemnitee in any present or completed action or proceeding of any type, which occurs by reason of the indemnitee's service as a director, officer, employee or agent of the Company, or serving in such capacity with another enterprise at the Company's request. The Company also agreed therein to purchase and maintain director and office liability insurance coverage so long as available at reasonable cost.

     Certain restrictions are placed on the ability to seek and recover indemnity from the Company under the agreements, however. Specifically, indemnity may not be had if there exists insurance coverage; pertains to a personal profit or advantage to which the indemnitee was not legally entitled; relates to an accounting of profits made in violation of the "short swing" provisions of the Securities Exchange Act of 1934; is sought where the loss is sustained or contributed to by the dishonesty of the indemnitee, or where dishonesty is confirmed by judgment of a court; or if a court determines that indemnity is not lawful.

     All the Company's agreements expressed in these contracts continue beyond cessation of the individual's service as director or officer. The agreements also establish procedures for a determination of the propriety of indemnity, as well as addressing issues pertaining to expense advances during the pendency of a matter. Indemnification is mandatory if the action is successful. In addition, assurances are provided to the indemnitee of a direct contractual claim against the Company for violation of the indemnification obligations expressed therein. In all circumstances, the Company has the right to defend any claim for which indemnity may be appropriate to the affected director or officer.

     The Company has entered into agreements with the Principal Investors in the recapitalization transaction according them certain rights to require the Company make their shares of Common Stock freely tradeable by registration with the Commission. This Registration Statement evidences compliance by the Company with such requirements. As a part of the agreements, the Company and the Principal Investors entered into reciprocal indemnity arrangements providing for indemnity against securities law liabilities arising in connection with this offering and other offerings pursuant to which such rights are exercised, other than liabilities arising as a result of information furnished by the party seeking indemnity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On September 29, 1993, the Company issued equity equivalent to a total of 1,789,270 shares of Common Stock to the Selling Stockholders for purchase prices of $2.25 or $3.50 per share in connection with a private offering under Section 4(2) of the 1933 Act. See "Recapitalization Transaction."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits and financial statement schedules are filed herewith (unless otherwise indicated) and made a part of this Registration Statement. Financial statement schedules not presented herein were omitted either because they are inapplicable or because the required information is contained elsewhere in the Registration Statement.


 EXHIBIT
  NUMBER                                      DESCRIPTION
---------- ----------------------------------------------------------------------------------
   *3.1    -- Certificate of Incorporation of MPSI Systems Inc., as amended, filed as the same numbered exhibit with the Company's Form 10-Q dated March 31, 1987, File
              No. 0-11527.
   *3.2    -- By-laws, as amended, filed as Exhibit 3.1 with the Company's Form 10-Q dated
              June 30, 1987, File No. 0-11527.
   *3.3    -- Certificate of Designation dated September 23, 1993 establishing the rights conferred on $.10 Par Value Convertible Preferred Stock, Series 1993, filed as the same numbered exhibit with the Company's 1993 Form 10-K, File No. 0-11527.
   *3.4    -- Amendment to Certificate of Incorporation dated November 16, 1993 to reflect a one-for-ten reverse stock split, filed as the same numbered exhibit with the
              Company's 1993 Form 10-K, File No. 0-11527.
   *3.5    -- Certificate dated November 18, 1993 whereby the $.10 Par Value Preferred Stock,
              Series 1993, and the rights previously set forth in the Certificate of
              Designation were eliminated, filed as the same numbered exhibit with the
              Company's 1993 Form 10-K, File No. 0-11527.
   *4.1    -- Stock Purchase Agreement dated September 3, 1993 between MPSI Systems Inc. and various private investors (excluding exhibits thereto which are included herewith as Exhibits 4.2 and 4.3) which sets forth the terms of an equity recapitalization of the registrant, filed as the same numbered exhibit with the
              Company's 1993 Form 10-K, File No. 0-11527.
   *4.2    -- Stockholder Agreement dated September 29, 1993 between MPSI Systems Inc. and certain private investors which regulates certain stockholder relationships with respect to voting, ownership, transfer or other disposition of MPSI stock, filed as the same numbered exhibit with the Company's 1993 Form 10-K, File No.
              0-11527.
   *4.3    -- Registration Rights Agreement dated September 29, 1993 between MPSI Systems
              Inc. and certain private investors which sets forth the rights of the parties with respect to future registrations of stock of the registrant, filed as the same numbered exhibit with the Company's 1993 Form 10-K, File No. 0-11527.
   *4.4    -- Supplemental Agreement dated October 7, 1993 which revised the requirements and procedures related to the proposed reverse stock split and the conversion of preferred stock, filed as the same numbered exhibit with the Company's 1993
              Form 10-K, File No. 0-11527.
    4.5    -- Stock Purchase Agreement dated September 23, 1993 among MPSI Systems Inc. and
              Selling Stockholders other than the Principal Investors.
    4.6    -- Registration Agreement dated July 1, 1994 among MPSI Systems Inc. and the
              Selling Stockholders (final form).
    5.1    -- Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. regarding validity of the Common Stock registered hereby.
  *10.3    -- MPSI Systems Inc. 1984 Stock Option Plan as amended effective January 1, 1987, filed as the same numbered exhibit with the Company's 1987 Form 10-K, File No.
              0-11527.
  *10.4    -- Stock Option Agreement pursuant to MPSI Systems Inc. 1984 Stock Option Plan, filed as the same numbered exhibit with the Company's 1984 Form 10-K, File No.
              0-11527.
  *10.7    -- Real property lease dated August 7, 1981, between MPSI Centre Joint Venture, as lessor, and the Company, as lessee, relating to the Company's Tulsa, Oklahoma facility, filed as Exhibit 10.5 with the Company's Registration Statement on
              Form S-1, File No. 2-81641, which became effective on March 2, 1983.
  *10.14   -- Stipulation Providing For Settlement, Mutual Release and Transfer of Certain
              Assets of the Estate of Comarc Systems, Inc. (Debtor), filed as the same numbered exhibit with the Company's 1986 Form 10-K, File No. 0-11527.

 EXHIBIT
  NUMBER                                      DESCRIPTION
---------- ----------------------------------------------------------------------------------
  *10.15   -- Indemnification Agreements with Directors and Officers of MPSI Systems Inc.
              filed as the same numbered exhibit with the Company's 1986 Form 10-K, File No.
              0-11527.
  *10.16   -- MPSI Systems Inc. Amended and Restated 1988 Stock Option Plan, effective
              November 29, 1988, filed as Exhibit 4.5 with the Company's 1994 Form S-8, File
              No. 0-11527.
  *10.17   -- Stock Option Agreement pursuant to MPSI Systems Inc. Amended and Restated 1988
              Stock Option Plan, filed as Exhibit 4.6 with the Company's 1994 Form S-8, File
              No. 0-11527.
  *10.20   -- MPSI Systems Inc. Matching Investment Plan, effective January 1, 1990, filed as
              Exhibit 4(c) with Pre-effective Amendment No. 1 to the Company's Form S-8, filed on December 29, 1989, File No. 0-11527.
  *10.22   -- Asset Purchase Agreement dated March 11, 1991 between Comshare, Incorporated
              (Buyer), Execucom Systems Corporation (Seller) and MPSI Systems Inc. (Seller's
              Parent); and Amendment to Asset Purchase Agreement effective March 22, 1991, filed as Exhibit 2.1 to Form 8-K dated March 22, 1991, File No. 0-11527.
  *10.23   -- Amendment dated March 19, 1991 to real property lease between MPSI Centre Joint
              Venture, as lessor, and MPSI Systems Inc., as lessee, filed as the same numbered exhibit with the Company's 1991 Form 10-K, File No. 0-11527.
  *10.25   -- Amendment dated March 31, 1993 to real property lease between MPSI Centre Joint
              Venture, as lessor, and MPSI Systems Inc., as lessee, filed as the same numbered exhibit with the Company's 1993 Form 10-K, File No. 0-11527.
  *10.26   -- Asset Purchase Agreement dated August 29, 1994 between the Registrant, its wholly-owned Subsidiary, Retail Systems, Inc., and Dakota Worldwide Corporation
              filed as Exhibit 10.1 to Form 8-K filed September 15, 1994.
  +11.1    -- Computation of Earnings Per Share.
  +21.1    -- List of Subsidiaries.
  +23.1    -- Consent of Independent Auditors -- Ernst & Young LLP.
   23.2    -- Consent of Legal Counsel -- Hall, Estill, Hardwick, Gable, Golden & Nelson,
              P.C.

---------------

* Incorporated by reference.


+ Indicates such exhibit is filed with this Post-Effective Amendment No. 3.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 20th day of December, 1995.


                                        MPSI SYSTEMS INC.

                                        By       /s/ RONALD G. HARPER
                                                     Ronald G. Harper
                                                  Chairman of the Board,
                                                   President and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Registration Statement Amendment has been signed below by the following persons on behalf of the Registrant, in the capacities and on the date indicated.


               /s/  RONALD G. HARPER           Chairman of the Board,           December 20, 1995
                 Ronald G. Harper                President and Principal
                                                 Executive Officer
                /s/  JAMES C. AUTEN            Corporate Controller --          December 20, 1995
                   James C. Auten                (Principal Accounting and
                                                 Financial Officer)
             /s/  JOHN C. BUMGARNER, JR.       Director                         December 20, 1995
               John C. Bumgarner, Jr.
                  /s/  DAVID L. HUFF           Director                         December 20, 1995
                     David L. Huff
                /s/  JOSEPH C. MCNAY           Director                         December 20, 1995
                  Joseph C. McNay
                /s/  JOHN J. MCQUEEN           Director                         December 20, 1995
                  John J. McQueen

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES


     We have audited the consolidated financial statements of MPSI Systems Inc. as of September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995, and have issued our report thereon dated November 13, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules included in this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                            ERNST & YOUNG LLP


Tulsa, Oklahoma

November 13, 1995

                                                                   SCHEDULE VIII

                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED SEPTEMBER 30, 1995


             COLUMN A               COLUMN B              COLUMN C                 COLUMN D           COLUMN E
----------------------------------  ---------    --------------------------       ----------          ---------
                                                         ADDITIONS
                                     BALANCE     --------------------------
                                       AT        CHARGED TO                         OTHER              BALANCE
                                    BEGINNING    COSTS AND     REDUCTION OF       (DEDUCTIONS)        AT END OF
           DESCRIPTION              OF PERIOD     EXPENSES       REVENUES         ADDITIONS            PERIOD
----------------------------------  ---------    ----------    ------------       ----------          ---------
For the year ended September 30,
  1993:
  Accumulated depreciation........  $7,699,000    $593,000      $     --         $(1,180,000)(2)      $7,112,000
  Accumulated amortization........   1,412,000     546,000            --                --             1,958,000
  Allowance for doubtful
    receivables...................      37,000      26,000            --             (47,000)             16,000
  Unamortized discount on software
    license agreements............     530,000         --         86,000(1)         (338,000)(1)         278,000
For the year ended September 30,
  1994:
  Accumulated depreciation........  $7,112,000    $433,000      $     --         $  (441,000)(3)      $7,104,000
  Accumulated amortization........   1,958,000     246,000            --                 --            2,204,000
  Allowance for doubtful
    receivables (RSI).............      16,000      17,000            --             (33,000)(3)            --
  Unamortized discount on software
    license agreements............     278,000         --        138,000(1)         (228,000)(1)         188,000
For the year ended September 30,
  1995:
  Accumulated depreciation........  $7,104,000    $405,000      $     --         $   (89,000)(2)      $7,420,000
  Accumulated amortization........   2,204,000     294,000            --                --             2,498,000
  Unamortized discount on software
    license agreements............     188,000         --        304,000(1)         (171,000)(1)         321,000


---------------

(1) Reduction of unamortized discount on long-term receivables represents current period interest income recognition (see Note 3 to Consolidated Financial Statements). Increases to unamortized discount represent the present-value-discount on new software license agreements net of adjustment for any contract cancellations or revisions.

(2) Reduction is due to retirement of fully amortized assets and to assets sold or otherwise disposed.

(3) Included in the reductions are $373,000 of accumulated depreciation and $33,000 related to uncollectible accounts, all of which are attributable to the sale of the RSI business unit.

                                                                      SCHEDULE X


                       MPSI SYSTEMS INC. AND SUBSIDIARIES

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                      THREE YEARS ENDED SEPTEMBER 30, 1995


                         COLUMN A                                         COLUMN B
-----------------------------------------------------------  ----------------------------------
                                                              FISCAL YEARS ENDED SEPTEMBER 30,
                                                             ----------------------------------
                           ITEM                                1995         1994         1993
-----------------------------------------------------------  --------     --------     --------
Maintenance and repairs....................................  $155,000     $178,000     $393,000
Amortization of internally developed software..............   294,000      246,000      546,000
Royalties..................................................    28,000           --        2,000
Advertising costs..........................................    99,000       51,000       11,000

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                   EXHIBIT                                       PAGE
-----------------------------------------------------------------------------------  ------------
   11.1    -- Earnings Per Share Computation.......................................
   21.1    -- List of Subsidiaries.................................................
   23.1    -- Consent of Independent Auditors -- Ernst & Young LLP.................